Exhibit 10.1

EXECUTION VERSION

$825,000,000

CREDIT AGREEMENT

among

WESCO AIRCRAFT HOLDINGS, INC.,

as Holdings,

WESCO AIRCRAFT HARDWARE CORP.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and BARCLAYS BANK PLC, as Joint Lead Arrangers,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED,

BARCLAYS BANK PLC,

J.P. MORGAN SECURITIES LLC,

MORGAN STANLEY SENIOR FUNDING, INC.,

RBC CAPITAL MARKETS,

KEYBANK NATIONAL ASSOCIATION,

SUMITOMO MITSUI BANKING CORPORATION,

and

UNION BANK, N.A.

as Joint Bookrunners,

BANK OF AMERICA, N.A.,

J.P. MORGAN SECURITIES LLC,

MORGAN STANLEY SENIOR FUNDING,
INC.,

RBC CAPITAL MARKETS,

KEYBANK NATIONAL ASSOCIATION,

SUMITOMO MITSUI BANKING
CORPORATION,

and

UNION BANK, N.A.

as Co-Syndication Agents

BARCLAYS BANK PLC, BBVA COMPASS BANK PNC BANK, NATIONAL ASSOCIATION and RAYMOND JAMES BANK, N.A. as Co-Documentation Agents

Dated as of December 7, 2012

i

3.8	Applications	61

SECTION 4.	REPRESENTATIONS AND WARRANTIES	61

4.1	Financial Condition	61
4.2	No Change	62
4.3	Existence; Compliance with Law	62
4.4	Corporate Power; Authorization; Enforceable Obligations	62
4.5	No Legal Bar	63
4.6	No Material Litigation	63
4.7	No Default	63
4.8	Ownership of Property; Liens	63
4.9	Intellectual Property	63
4.10	Taxes	64
4.11	Federal Regulations	64
4.12	ERISA	64
4.13	Investment Company Act	64
4.14	Subsidiaries	64
4.15	Environmental Matters	65
4.16	Accuracy of Information, etc.	65
4.17	Security Documents	65
4.18	Solvency	66

SECTION 5.	CONDITIONS PRECEDENT	66

5.1	Conditions to Initial Extension of Credit	66
5.2	Conditions to Each Extension of Credit	67

SECTION 6.	AFFIRMATIVE COVENANTS	68

6.1	Financial Statements	68
6.2	Certificates; Other Information	69
6.3	Payment of Obligations	70
6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	70
6.5	Maintenance of Property; Insurance	70
6.6	Inspection of Property; Books and Records; Discussions	71
6.7	Notices	71
6.8	Additional Collateral, etc.	72
6.9	Further Assurances	74
6.10	Use of Proceeds	74
6.11	Changes in Jurisdictions of Organization; Name	74
6.12	Post-Closing Obligations	74

SECTION 7.	NEGATIVE COVENANTS	75

7.1	Financial Condition Covenants	75
7.2	Indebtedness	75
7.3	Liens	78
7.4	Fundamental Changes	81
7.5	Dispositions of Property	81
7.6	Restricted Payments	84

7.7	[Reserved.]	85
7.8	Investments	85
7.9	Optional Payments and Modifications of Certain Debt Instruments	88
7.10	Transactions with Affiliates	89
7.11	Sales and Leasebacks	89
7.12	Changes in Fiscal Periods	89
7.13	Negative Pledge Clauses	89
7.14	Clauses Restricting Subsidiary Distributions	90
7.15	Lines of Business	90
7.16	Limitation on Hedge Agreements	90

SECTION 8.	EVENTS OF DEFAULT	90

SECTION 9.	THE AGENTS	94

9.1	Appointment	94
9.2	Delegation of Duties	94
9.3	Exculpatory Provisions	94
9.4	Reliance by the Agents	95
9.5	Notice of Default	95
9.6	Non-Reliance on Agents and Other Lenders	95
9.7	Indemnification	96
9.8	Agent in Its Individual Capacity	96
9.9	Successor Agents	96
9.10	Authorization to Release Liens and Guarantees	97
9.11	Joint Lead Arrangers, Joint Bookrunners, Documentation Agents and Syndication Agents	97
9.12	Issuing Lender	98
9.13	Administrative Agent May File Proof of Claims	98

SECTION 10.	MISCELLANEOUS	98

10.1	Amendments and Waivers	98
10.2	Notices	101
10.3	No Waiver; Cumulative Remedies	104
10.4	Survival of Representations and Warranties	105
10.5	Payment of Expenses; Indemnification	105
10.6	Successors and Assigns; Participations and Assignments	106
10.7	Adjustments; Set-off	110
10.8	Counterparts, Electronic Execution	111
10.9	Severability	111
10.10	Integration	112
10.11	GOVERNING LAW	112
10.12	Submission To Jurisdiction; Waivers	112
10.13	Judgment Currency	112
10.14	Acknowledgments	113
10.15	Confidentiality	113
10.16	Release of Collateral and Guarantee Obligations; Subordination of Liens	114
10.17	Accounting Changes	115
10.18	WAIVERS OF JURY TRIAL	115
10.19	USA PATRIOT ACT	115

10.20	Delivery of Lender Addenda	115
10.21	Interest Rate Limitation	115

SCHEDULES:

1	Revolving Commitments and Term Loan Commitments
1.1A	Excluded Subsidiaries
4.4	Consents, Authorizations, Filings and Notices
4.8A	Excepted Property
4.8B	Owned or Leased Real Property
4.14	Subsidiaries
4.17	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Existing Investments
7.13	Restrictions on Restricted Subsidiaries

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Latham & Watkins LLP
F	Form of Exemption Certificate
G	Form of Solvency Certificate
H	Form of Joinder Agreement
I	Form of Lender Addendum
J	Auction Procedures
K-1	Form of Notice of Term Loan Borrowing
K-2	Form of Notice Revolving Loan Borrowing
L	Form of Prepayment Option Notice
M	Form of Notice of Continuation/Conversion

CREDIT AGREEMENT, dated as of December 7, 2012, among WESCO AIRCRAFT HOLDINGS, INC., a Delaware corporation (“Holdings”), WESCO AIRCRAFT HARDWARE CORP., a California corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and BARCLAYS BANK PLC, as joint lead arrangers, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, BARCLAYS BANK PLC, J.P. MORGAN SECURITIES LLC, KEYBANK NATIONAL ASSOCIATION, MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL MARKETS, SUMITOMO MITSUI BANKING CORPORATION and UNION BANK, N.A. as joint bookrunners, BANK OF AMERICA, N.A., J.P. MORGAN SECURITIES LLC, KEYBANK NATIONAL ASSOCIATION, MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL MARKETS, SUMITOMO MITSUI BANKING CORPORATION and UNION BANK, N.A., as co-syndication agents (the “Syndication Agents”), and BARCLAYS BANK PLC, BBVA COMPASS BANK, PNC, NATIONAL ASSOCIATION and RAYMOND JAMES BANK, N.A. as co-documentation agents (the “Documentation Agents”).

The parties hereto hereby agree as follows:

SECTION 1.         DEFINITIONS

1.1          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum rounded upwards, if necessary, to the next 1/100 of 1% equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate for a Eurocurrency Loan denominated in Dollars for a three-month interest period beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate appearing on the Screen for Dollars on such day at approximately 11 A.M., London time, as the Eurocurrency Rate for deposits denominated in Dollars and having a three-month interest period.  For purposes hereof:  “Prime Rate” means the prime commercial lending rate of the Administrative Agent as established from time to time in its principal U.S. office, as in effect from time to time.  Any change in the ABR due to a change in the Eurocurrency Rate, the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Eurocurrency Rate, the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans denominated in Dollars the rate of interest applicable to which is based upon the ABR.

“Accepting Lenders”:  as defined in Section 10.1.

“Accounting Changes”:  as defined in Section 10.17.

“Acquisition”:  as defined in the definition of “Permitted Acquisition”.

“Administrative Agent”:  Barclays Bank PLC, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Affiliate Assignment Agreement”:  an Assignment and Assumption Agreement substantially in the form of Exhibit 1 to Exhibit D hereto, with such amendments or modifications as may be approved by the Administrative Agent.

“Affiliate Lenders”:  collectively, Holdings and its Subsidiaries and Other Affiliates.

“Agents”:  the collective reference to the Collateral Agent and the Administrative Agent.

“Agent-Related Party”: as defined in Section 10.2.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the aggregate amount of such Lender’s Revolving Dollar Exposure or Revolving Multicurrency Exposure, or if the Revolving Commitments of any Class have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding of such Class and (iii) the aggregate amount of such Lender’s New Term Loan Commitments then in effect, or if such New Term Loan Commitments have been terminated, the amount of such Lender’s New Term Loans.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.

“Agreed Foreign Currency”:  at any time, Pounds Sterling, Canadian Dollars or euro.

“Agreed Foreign Currency Equivalent”:  with respect to any amount in Dollars, the amount of any Agreed Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Agreed Purposes”:  as defined in Section 10.15.

“Agreement”:  this Credit Agreement, as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time.

“Applicable Class”:  as defined in Section 2.12(f).

“Applicable Margin” or “Applicable Commitment Fee Rate”:  for any day, with respect to Revolving Loans (including any Swingline Loans), Term Loans and the commitment fees payable hereunder, the applicable rate per annum determined pursuant to the Pricing Grid; provided that from the Closing Date until the six-month anniversary of the Closing Date, the Applicable Margin with respect to Revolving Loans and Term Loans and the Applicable Commitment Fee Rate shall be determined by reference to Level III of the Pricing Grid, and thereafter the Applicable Margin with respect to Revolving Loans and Term Loans and the Applicable Commitment Fee Rate shall be determined in accordance with the Pricing Grid based on the most recently delivered financial statements delivered pursuant to Section 6.1.

“Application”:  an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property by any Loan Party (a) not in the ordinary course of business under Section 7.5(e) or (v) or (b) not otherwise permitted under Section 7.5, in each case, which yields Net Cash Proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $7,500,000.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“Auction”:  as defined in Section 10.6(g).

“Auction Manager”:  (a) any of the Administrative Agent or the Joint Lead Arrangers, as determined by the Borrower or (b) any other financial institution or advisor agreed by the Borrower and the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any repurchases pursuant to Section 10.6(g).

“Available Amount”:  as at any date, the sum of, without duplication and, in the case of clauses (c) through (g) below, to the extent not otherwise included in Excess Cash Flow:

(a)           $25,000,000;

(b)           the Available Excess Cash Flow Amount;

(c)           the Net Cash Proceeds received from any Equity Issuance by, or capital contribution to, Holdings or the Borrower made after the Closing Date (other than Specified Equity Contributions and Equity Issuances of Disqualified Capital Stock) which, in the case of any such Equity Issuance by, or capital contribution to, Holdings, have been contributed in cash as common equity to the Borrower;

(d)           the aggregate amount of proceeds received by the Loan Parties after the Closing Date that (i) would have constituted Net Cash Proceeds pursuant to clause (a) of the definition of “Net Cash Proceeds” except for the operation of any of (A) the Dollar threshold set forth in the definition of “Asset Sale”, and (B) the Dollar threshold set forth in the definition of “Recovery Event” or (ii) constitutes proceeds declined for prepayment that are returned to the Borrower pursuant to Section 2.12;

(e)           the aggregate principal amount of any Indebtedness of Holdings or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness issued to a Restricted Subsidiary), which has been extinguished after being converted into or exchanged for Capital Stock in Holdings or any parent company;

(f)            the amount received by Holdings or any Restricted Subsidiary in cash (and the fair market value (as determined in good faith by Holdings) of Property other than cash received by Holdings or any Restricted Subsidiary) after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary;

(g)           in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary and becomes a Subsidiary Guarantor or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, the Borrower or any Subsidiary Guarantor, the fair market value (as determined in good faith by the Borrower) of the Investments of Holdings or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) to the extent the Investment in such Unrestricted Subsidiary was made by Holdings or any of its Restricted Subsidiaries with the Available Amount;

(h)           an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash or Cash Equivalents by the Borrower or any Restricted Subsidiary in respect of any Permitted Acquisition or Investments made after the Closing Date pursuant to Sections 7.8(f), 7.8(n) and 7.8(o) using the Available Amount; and

(i)            the aggregate amount actually received in cash or Cash Equivalents by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary;

minus, the sum of

(a)           the amount of Indebtedness incurred after the Closing Date pursuant to Section 7.2(h) using the Available Amount;

(b)           the amount of Restricted Payments made after the Closing Date pursuant to Section 7.6(e) using the Available Amount; and

(c)           the amount of any Investments made after the Closing Date in respect of any Permitted Acquisition or Investments made after the Closing Date pursuant to Sections 7.8(f) and 7.8(o) using the Available Amount.

“Available Excess Cash Flow Amount”:  the aggregate cumulative amount, not less than zero, of Excess Cash Flow for all fiscal years ending on or after September 30, 2013 that is not required pursuant to the provisions of Section 2.12(c) to be applied to the prepayment of Term Loans or New Term Loans.

“Available Revolving Commitment”:  as to any Revolving Lender of any Class at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment of such Class then in effect over (b) such Lender’s Revolving Extensions of Credit of such Class then outstanding; provided that in calculating any Revolving Lender’s Revolving Extensions of Credit of Dollar Revolving Commitments for the purpose of determining such Revolving Lender’s Available Revolving Commitments of such Class pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Below Threshold Asset Disposition Proceeds”:  the aggregate cumulative amount of Net Cash Proceeds received by the Loan Parties after the Closing Date that would have constituted Net Cash Proceeds of an Asset Sale except for the operation of clause (a) of the definition thereof.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials” means any materials and/or information provided by or on behalf of the Borrower hereunder and under the other Loan Documents to the Administrative Agent and/or any Joint Lead Arranger and made available to the Lenders on the Platform.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  the provision of inventory management services and the purchase, sale and distribution of parts, machined parts, electronic products, bearings, other C-class parts, fastener installation tooling and other parts used by the Borrower’s customers and various services relating, incidental or ancillary thereto.

“Business Day”:  a day (a) other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, (b) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, such day is also a day for trading by and between banks in deposits in the relevant Currency in the interbank eurocurrency market, (c) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in Pounds Sterling, such day is also a day on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center for such Foreign Currency, (d) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in euro, such day is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) is open for the settlement of payments in euro and (e) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in Canadian Dollars, any day other than a day on which banks are not open for dealings in deposits in Canadian Dollars in Toronto, Ontario.

“Canadian Dollars” or “Cdn.$” means the lawful money of Canada.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a capital lease but excluding any amount representing capitalized interest) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude:  (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) any expenditures to the extent financed with any Reinvestment Deferred Amount; (iii) expenditures for leasehold improvements for which such Person is reimbursed or receives a credit; and (iv) expenditures to the extent they are made with the proceeds of equity contributions (other than

Specified Equity Contributions and in respect of Disqualified Capital Stock) made to Holdings or the Restricted Subsidiaries after the Closing Date.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash-Capped Incremental Facility”: as defined in Section 2.25(a).

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; or (h) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Obligations”: obligations owed by the Borrower or any Guarantor to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, credit or debit card, or any automated clearing house transfers of funds.

“Certificated Security”:  as defined in the Guarantee and Collateral Agreement.

“Chattel Paper”:  as defined in the Guarantee and Collateral Agreement.

“Class”:  (a) when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans constituting such borrowing, are Dollar Revolving Loans, Multicurrency Revolving Loans, Term Loans or, if applicable, a Tranche of New Term Loans; (b) when used in reference to any Swingline Loan, refers to whether such Swingline Loans are Dollar Swingline Loans or Multicurrency Swingline Loans; (c) when used in reference to any Lender, refers to whether such Lender is a Dollar Revolving Lender, a Multicurrency Revolving Lender, a Term Lender or a New Term Lender under a Tranche of New Term Loans; (d) when used in reference to any Commitment, refers to whether such Commitment is a Dollar Revolving Commitment, Multicurrency Revolving Commitment, Term Loan Commitment or Tranche of New Term Loan Commitment; and (e) when used in reference to a Letter of Credit refers, refers to whether such Letter of Credit is a Dollar Letter of Credit or a Multicurrency Letter of Credit.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied and the initial Loans hereunder shall have been funded, which date is December 7, 2012.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Investors”:  any co-investors designated by the Sponsor who may own, directly or indirectly, no more than 15%, in the aggregate, of the Capital Stock of Holdings.

“Collateral”:  collectively, the meaning assigned to such term in the Guarantee and Collateral Agreement and any real property subject to a Lien under a Mortgage (or if the context so requires, intended to be subject to such a Lien).

“Collateral Agent”:  Barclays Bank PLC, in its capacity as collateral agent for the Secured Parties under the Security Documents and any of its successors and permitted assigns.

“Commitment”:  as to any Lender, the sum of the Revolving Commitments, the Term Loan Commitments and the New Term Loan Commitments (if any) of such Lender.

“Committed Reinvestment Amount”:  as defined in the definition of “Reinvestment Prepayment Amount”.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan”:  as defined in Section 4.12(b).

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information”:  as defined in Section 10.15.

“Consolidated Current Assets”:  at any date, all amounts (other than cash, Cash Equivalents and Foreign Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of Holdings and its Restricted Subsidiaries and (b) without duplication, all Indebtedness consisting of Revolving Loans or Swingline Loans, to the extent otherwise included therein.

“Consolidated EBITDA”:  of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries (or, in the case of Holdings, its Restricted Subsidiaries) for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax (or any alternative tax in lieu thereof) expense (including state, local, franchise, excise, foreign withholding and similar taxes), (b) Consolidated Net Interest Expense of such Person and its Subsidiaries (or, in the case of Holdings, its Restricted Subsidiaries), amortization or writeoff of debt discount, debt issuance costs and commissions, premiums, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to the Facilities), (c) depreciation and amortization expense, (d) amortization or impairment of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, expenses or losses, including in relation to earn-outs and similar obligations, (g) restructuring and integration costs, including, without limitation, any severance costs, costs associated with office openings or closings and consolidation, relocation or integration costs and other non-recurring business optimization and restructuring charges and expenses, (h) stock-option based and other equity-based compensation expenses, (i) transaction costs, fees, losses and expenses (including those relating to transactions contemplated hereby (including any amendments or waivers of the Loan Documents), and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted under Section 7.2, transactions permitted by Section 7.4, Dispositions permitted by Section 7.5 or any Permitted Acquisition or other Investment permitted under Section 7.8 (in each case whether or not successful)), (j) all fees and expenses paid pursuant to the Management Agreement, (k) proceeds from any business interruption insurance (in the case of this clause (k) to the extent not reflected as revenue or income in such statement of such Consolidated Net Income), (l) losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items, (m) cash expenses relating to earn-outs and similar obligations, (n) to the extent actually reimbursed, charges, losses, lost profits, write-offs or expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition or any other acquisition permitted by Section 7.8, (o) the amount of cost savings and other operating improvements and synergies projected by the Borrower in good faith and certified in writing to the Administrative Agent to be realized as a result of any acquisition or Disposition (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Disposition, or from any operational change taken or committed to be taken during such period (in each case calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period, provided that (i) the Borrower shall have certified to the Administrative Agent that (A) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions and (B) such actions have been taken, or have been committed to be taken and the benefits resulting therefrom are anticipated by the Borrower to be realized within 12 months, (ii) no cost savings shall be added pursuant to this clause (o) to the extent already included in clause (e) above with respect to such period and (iii) the amount of such cost savings, operating improvements and synergies shall not exceed 10% of Consolidated EBITDA for any period of 12 consecutive months and (p) Public Company Costs, provided that the amount of such Public Company Costs shall not exceed $4,000,000 for any period of 12 consecutive months; minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (b) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represents the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis and (c) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items; provided that for purposes of calculating Consolidated EBITDA of Holdings and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person acquired by Holdings or its Restricted Subsidiaries during such period shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period), (B) the Consolidated EBITDA of any Person Disposed of by Holdings or its Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period) and (C) the Consolidated EBITDA generated by any Qualified Contract that has been entered into by Holdings or any Restricted Subsidiary during such period will be given pro forma effect for such period as if such Qualified Contract had been entered into on the first day of such period; provided that such Consolidated EBITDA shall be certified by Holdings as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following the date such Qualified Contract is entered into.  For purposes of determining compliance with the financial covenants set forth in Section 7.1, (i) any cash common equity contribution or (ii) any other equity contribution on terms reasonably acceptable to the Administrative Agent, made by Holdings to the Borrower or any Subsidiary Guarantor on or after the first day of any fiscal quarter and prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter (it being understood that each such contribution shall be credited with respect to only one fiscal quarter; provided that such credit shall be effective as to such fiscal quarter for all periods in which such fiscal quarter is included) will, at the request of Holdings, be deemed to increase, dollar for dollar, Consolidated EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period there shall be a period of at least two fiscal quarters in which no Specified Equity Contribution is made, (b) no more than four Specified Equity Contributions shall be made so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped) or any Loan or other amount is owing to any Lender or any Agent hereunder and (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Holdings to be in compliance with the financial covenants set forth in Section 7.1.  Notwithstanding the forgoing, Consolidated EBITDA shall be calculated without giving effect to the non-cash effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Investment (including any Permitted Acquisition).

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries (or, in the case of Holdings, its Restricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of Holdings and its consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its

Subsidiaries and (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of Holdings) in which Holdings or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income).  Notwithstanding the foregoing, for purposes of calculating Excess Cash Flow, Consolidated Net Income shall not include: (i) extraordinary gains for such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction and (iv) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements.  There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements as a result of any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Net Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such period to (b) Consolidated Net Interest Expense of Holdings and its Restricted Subsidiaries for such period.

“Consolidated Net Interest Expense”:  of any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries (or, in the case of Holdings, its Restricted Subsidiaries) for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (or, in the case of Holdings, its Restricted Subsidiaries), minus (b) the sum of (i) total cash interest income of such Person and its Subsidiaries (or, in the case of Holdings, its Restricted Subsidiaries) for such period, in each case determined in accordance with GAAP plus (ii) any one time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to Holdings, those paid in connection with the transactions occurring on the Closing Date or in connection with any amendment hereof.  For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Hedge Agreements (other than early termination payments) permitted hereunder.

“Consolidated Total Leverage”:  at any date, the aggregate principal amount of all Funded Debt of Holdings and its Restricted Subsidiaries at such date, minus cash and Cash Equivalents (other than any restricted cash, Cash Equivalents or Foreign Cash Equivalents) held by Holdings and its Restricted Subsidiaries on such date, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters of Holdings, the ratio of (a) Consolidated Total Leverage on such day to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such period.

“Consolidated Working Capital”:  at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Continuing Directors”:  the directors of Holdings on the Closing Date and each other director of Holdings, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of the Sponsor and/or its Affiliates (excluding any operating portfolio companies of the Sponsor) or any other Permitted Investor in his or her election by the shareholders of Holdings.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Currency”:  Dollars or any Agreed Foreign Currency.

“Debt Fund Affiliate”:  any Affiliate of Holdings that is a bona fide diversified debt fund, provided that the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such fund.

“Debtor Relief Laws”:  means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  subject to Section 2.26(a), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(a)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Derivatives Counterparty”:  as defined in Section 7.6.

“Differential Amount”:  as defined in Section 7.5(l).

“Disposition”:  with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”:  Capital Stock (other than, for purposes of determining compliance with Section 7.1, any Capital Stock issued in connection with a Specified Equity Contribution for such periods as such Specified Equity Contribution is deemed to increase Consolidated EBITDA) that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the final scheduled maturity date of the Loans (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing and Obligations in respect of Specified Hedge Agreements or Cash Management Obligations) or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock.

“Disqualified Institution”:  (i) those institutions identified by the Borrower in writing to the Administrative Agent prior to the Closing Date, as the case may be, or with the consent of the Administrative Agent (not to be unreasonably withheld; consent of the Administrative Agent shall be deemed to have been given if the Administrative Agent does not object within 5 Business Days after identification of an institution) from time to time thereafter, and their known Affiliates and (ii) business competitors of the Borrower and its Subsidiaries identified in writing to the Administrative Agent from time to time and their known Affiliates.

“Documentation Agents”:  as defined in the preamble hereto.

“Dollar Amount”:  in respect of any amount, the sum of (a) the portion thereof denominated in Dollars (if any), plus (b) the Dollar Equivalent of the portion thereof denominated in any Foreign Currency (if any).

“Dollar Equivalent”:  of any amount means, on the applicable Valuation Date, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in any Agreed Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by the Administrative Agent in New York, New York at 11:00 a.m. (New York time) on the Valuation Date (or, in the case of any determination made under Section 2.12(f) or the last sentence of Section 2.18(g), on the date of determination or redenomination therein referred to) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Agreed Foreign Currency.

“Dollar L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Dollar Letters of Credit and (b) the aggregate amount of drawings under Dollar Letters of Credit that have not then been reimbursed.  The Dollar L/C Obligations of any Lender at any time shall be its Dollar Revolving Percentage of the total Dollar L/C Obligations at such time.

“Dollar Letter of Credit”:  Letters of Credit that utilize the Dollar Revolving Commitments.

“Dollar Revolving Commitments”:  as to any Dollar Revolving Lender, the obligation of such Lender, if any, to make Dollar Revolving Loans and participate in Dollar Swingline Loans and Dollar Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Dollar Revolving Commitment” opposite such Lender’s name on Schedule 1, or as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Dollar Revolving Commitments is $160,000,000.

“Dollar Revolving Extensions of Credit”:  as to any Dollar Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Dollar Revolving Loans held by such Lender then outstanding, (b) such Lender’s Dollar Revolving Percentage of the Dollar L/C Obligations then outstanding and (c) such Lender’s Dollar Revolving Percentage of the aggregate principal amount of Dollar Swingline Loans then outstanding.

“Dollar Revolving Facility”:  as defined in the definition of “Facility”.

“Dollar Revolving Lender”:  each Lender that has a Dollar Revolving Commitment or that holds Dollar Revolving Loans.

“Dollar Revolving Loans”:  as defined in Section 2.4(a).

“Dollar Revolving Percentage”:  as to any Dollar Revolving Lender at any time, the percentage which such Lender’s Dollar Revolving Commitment then constitutes of the aggregate Dollar Revolving Commitments or, at any time after the Dollar Revolving Commitments shall have expired or terminated, the percentage which the Dollar Amount of the aggregate principal amount of such Dollar Revolving Lender’s Dollar Revolving Loans then outstanding constitutes of the aggregate principal amount of the Dollar Revolving Loans then outstanding, provided that in the event that the Dollar Revolving Loans are paid in full prior to the reduction to zero of the Dollar Revolving Extensions of Credit, the Dollar Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Dollar Revolving Extensions of Credit shall be held by the Dollar Revolving Lenders on a comparable basis.

“Dollar Swingline Loans”:  as defined in Section 2.6(a).

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any direct or indirect Restricted Subsidiary of Holdings organized under the laws of any jurisdiction within the United States other than those directly owned by a Foreign Subsidiary.

“Environmental Laws”:  any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability”:  any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to:  (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance”:  any issuance by Holdings or its Restricted Subsidiaries of its Capital Stock in a public or private offering.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“euro”:  the single currency of Participating Member States of the European Union, which shall be an Agreed Foreign Currency and a Foreign Currency under this Agreement.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan denominated in any Currency, the rate per annum determined on the basis of the rate for deposits in the relevant Currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period, as the Eurocurrency Rate for deposits denominated in such Currency with a maturity comparable to such Interest Period.  In the event that such rate does not appear on the Screen at such time for any reason, then the “Eurocurrency Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates in such Currency as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in the relevant currency at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche”:  the collective reference to Eurocurrency Loans denominated in the same Currency under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Amount”:  as defined in Section 7.4(c).

“Excess Cash Flow”:  for any fiscal year of Holdings, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by Holdings and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax liabilities or decrease in deferred tax assets (in each case to the extent reflected in Consolidated Net Income and not included in Consolidated Working Capital) of Holdings minus (b) the sum, without duplication (including, in the case of clauses (ii) and (viii) below, duplication across periods; provided that all or any portion of the amounts referred to in clauses (ii) and (viii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period), of (i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income (including, without limitation, credits included in the calculation of deferred tax assets and liabilities), (ii) the aggregate amount (A) actually paid by Holdings and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures and Permitted Acquisitions and (B) committed during such fiscal year to be used to make Capital Expenditures or Permitted Acquisitions which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such fiscal year (in each case under this clause (ii) other than to the extent any such Capital Expenditure or Permitted Acquisition is made (or, in the case of the preceding clause (B), is expected to be made) with the proceeds of new long-term Indebtedness or an Equity Issuance or with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled principal payments or prepayments (including, without limitation, voluntary prepayments (other than with respect to the New Term Loans, Term Loans or Revolving Loans)) of Indebtedness (including, without limitation, the New Term Loans or Term Loans) of Holdings and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and other than to the extent any such prepayments are the result of the incurrence of additional indebtedness), (iv) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (v) the aggregate net amount of non-cash gain on the Disposition of Property by Holdings and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such

Consolidated Net Income, (vi) fees and expenses incurred in connection with the closing of the Loan Documents (including amendments of the foregoing), (vii) purchase price adjustments paid or received in connection with any Permitted Acquisition or any other acquisition permitted under Section 7.8, (viii) the net amount of Investments made during such period pursuant to paragraphs (d), (f), (h), (l), (o), (q), (x) and (aa) of Section 7.8 or committed during such period to be used to make Investments pursuant to such paragraphs of Section 7.8 which have been actually made or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such period, (ix) the amount (determined by Holdings) of such Consolidated Net Income which is mandatorily prepaid or reinvested pursuant to Section 2.12(b) (or as to which a waiver of the requirements of such Section applicable thereto has been granted under Section 10.1) prior to the date of determination of Excess Cash Flow for such fiscal year as a result of any Asset Sale or Recovery Event and (x) the net decrease during such fiscal year (if any) in deferred tax liabilities or increase in deferred tax assets (in each case to the extent reflected in Consolidated Net Income and not included in Consolidated Working Capital) of Holdings.

“Excess Cash Flow Application Date”:  as defined in Section 2.12(c).

“Excess Cash Flow Percentage”:  50%; provided that the Excess Cash Flow Percentage for any Excess Cash Flow Application Date shall be reduced to 25% if the Consolidated Total Leverage Ratio as of the last day of the fiscal year most recently ended prior to such date is less than 3.00 to 1.0 but not less than 2.50:1.00 and reduced further to 0% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than 2.50 to 1.0.

“Excluded Subsidiary”:  (a) each Domestic Subsidiary which is an Immaterial Subsidiary as of the Closing Date and listed on Schedule 1.1A to this Agreement and each future Domestic Subsidiary which is an Immaterial Subsidiary, in each case, for so long as such Subsidiary remains an Immaterial Subsidiary, (b) each Domestic Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 6.8(c) (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (c) any Foreign Subsidiary Holding Company and any Subsidiaries owned directly or indirectly by such Foreign Subsidiary Holding Company, (d) each Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (e) each Unrestricted Subsidiary, (f) each Domestic Subsidiary to the extent that (i) such Domestic Subsidiary is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing the Obligations, (ii) any Contractual Obligation prohibits such guarantee without the consent of the other party or (iii) a guarantee of the Obligations would give any other party to a Contractual Obligation the right to terminate its obligation thereunder; provided that such Contractual Obligation was not entered into in contemplation of permitting such Domestic Subsidiary not to become a Guarantor and clauses (ii) and (iii) shall not be applicable if (A) such other party is a Loan Party or a wholly-owned Subsidiary or (B) consent has been obtained to provide such guarantee and for so long as such Contractual Obligation or replacement or renewal thereof is in effect, (g) any special purpose entity or (h) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by notice to the Borrower) the cost of providing a guarantee is excessive in view of the benefits to be obtained by the Lenders.

“Excluded Taxes”:  as defined in Section 2.20(a).

“Existing Credit Agreement”:  the Credit Agreement dated as of April 7, 2011, among Holdings, the Borrower, the lenders party thereto, Barclays Bank PLC, as Administrative Agent and the other agents and financial institutions party thereto, as amended.

“Facility”:  each of (a) the Term Loan Commitments and the Term Loans (the “Term Facility”), (b)  the Dollar Revolving Commitments and the extensions of credit made thereunder (the

“Dollar Revolving Facility”), (c) the Multicurrency Revolving Commitments and the extensions of credit made thereunder (the “Multicurrency Revolving Facility” and, together with the Dollar Revolving Facility, the “Revolving Facility”) and (d) each Tranche of New Term Loans and the related New Term Loan Commitments (each, a “New Term Loan Facility”).

“FATCA”:  means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  commencing on December 31, 2012, (a) the last Business Day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Flintbrook”:  Flintbrook Limited, a limited holding company incorporated under the laws of England and Wales.

“Foreign Cash Equivalents”:  (a) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community or Canada or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (b) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P’s or Moody’s and (c) shares of any money market mutual fund that has its assets invested continuously in the types of investments referred to in clauses (a) and (b) above.

“Foreign Currency”:  at any time, any Currency other than Dollars.

“Foreign Subsidiary”:  any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company”:  any Restricted Subsidiary of Holdings which is a Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock of one or more Foreign Subsidiaries (or Restricted Subsidiaries thereof) and other assets relating to an ownership interest in such Capital Stock or Restricted Subsidiaries.

“Funded Debt”:  with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (c) and (e) of the definition of “Indebtedness”.

“Funding Office”:  for each Currency, the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office in respect of such Currency by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.  If at any time the SEC requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, without limiting Section 10.16, effective from and after the date on which such transition from GAAP to IFRS is required to be completed (or, upon notice from the Borrower or Holdings to the Administrative Agent, such earlier date as the Borrower or Holdings, as applicable, reasonably determines that it should effectuate the transition from GAAP to IFRS in contemplation of such SEC requirement), references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Governmental Authority”:  any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”:  all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Holdings”:  as defined in the preamble hereto.

“IFRS”:  International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”:  on any date, any Subsidiary of Holdings that (i) had less than 7% of consolidated assets and 7% of annual consolidated revenues of Holdings and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date and (ii) has been designated as such by Holdings in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which Holdings has revoked such designation by written notice to the Administrative Agent); provided that at no time shall all Immaterial Subsidiaries so designated by Holdings have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) in excess of 7.5% of consolidated assets or annual consolidated revenues, respectively, of Holdings and its Restricted Subsidiaries.

“Increased Amount Date”:  as defined in Section 2.25(a).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, current accounts and similar obligations incurred in the ordinary course of such Person’s business and intercompany liabilities arising in the ordinary course of business and (ii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-out or contingent payment becomes fixed), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Capital Stock, except for agreements with directors, officers and employees to acquire such Capital Stock upon the death or termination of employment of such director, officer or employee, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (and in the event such Person has not assumed or become liable for payment of such obligation, only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness).

“Indebtedness for Borrowed Money”:  to the extent the following would be reflected on a consolidated balance sheet of Holdings and its Restricted Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of Holdings and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) obligations under Capital Leases, (iii) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (iv) the deferred purchase price of property or services (except for accounts payable, deferred compensation arrangements and accrued expenses and receipt of progress and advance payments related to such purchase price, in each case arising in the ordinary course of business).

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Instrument”:  as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  commencing on December 31, 2012, (a) as to any ABR Loan (other than any Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower in its notice of borrowing or notice of continuation or conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six or (with the consent of each affected Lender under the relevant Facility) nine or twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that would otherwise extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans or New Term Loans shall end on the Revolving Termination Date or such due date, as applicable; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as defined in Section 7.8.

“Issuing Lenders”:  with respect to each Class of Revolving Commitments, (a) Barclays Bank PLC or (b) any other Revolving Lender of any Class from time to time designated by the Borrower, in its sole discretion with the consent of the applicable Lender, as an Issuing Lender for such Class with the consent of such other Revolving Lender in its sole discretion.

“Joinder Agreement”:  an agreement substantially in the form of Exhibit H.

“Joint Bookrunners”:  the collective reference to Merrill Lynch, Pierce, Fenner & Smith Incorporated,  Barclays Bank PLC, J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Sumitomo Mitsui Banking Corporation, KeyBank National Association, Union Bank, N.A. and RBC Capital Markets.

“Joint Lead Arrangers”:  the collective reference to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC.

“L/C Commitment”:  $50,000,000.

“L/C Disbursements”:  as defined in Section 3.4(a).

“L/C Obligations”:  at any time, the sum of the Dollar L/C Obligations and the Multicurrency L/C Obligations.

“L/C Participants”:  with respect to Letter of Credit of a Class, the collective reference to all the Revolving Lenders of such Class other than the applicable Issuing Lender.

“L/C Shortfall”:  as defined in Section 3.4(d).

“Lender Addendum”:  with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.20.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).  For the avoidance of doubt, it is understood and agreed that each of Holdings and any Restricted Subsidiary may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by, or licensed to, such entity.  For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property.  Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease, license or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  the collective reference to this Agreement, the Security Documents, and the Notes (if any) and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Modification Agreement”:  as defined in Section 10.1.

“Loan Modification Offer”:  as defined in Section 10.1.

“Loan Parties”:  Holdings, the Borrower and each Subsidiary Guarantor.

“Local Time”:  with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans, New Term Loans (if any) or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, (a) in the case of the Term Facility, prior to the borrowings to occur on the Closing Date, the holders of more than 50% of the Term Loan Commitments, (b)  in the case of any New Term Facility, prior to the termination of the New Term Loan Commitments under such Facility, the holders of more than 50% of the New Term Loan Commitments under such Facility, and (c) in the case of the Revolving Facility, prior to any termination of the Revolving Commitments under such Facility, the holders of more than 50% of the Revolving Commitments under such Facility); provided that in determining Majority Facility Lenders at any time, the Loans, Commitments and Revolving Extensions of Credit of each Defaulting Lender and each Affiliate Lender (other than any Debt Fund Affiliate) shall be disregarded.

“Management Agreement”:  the Management Agreement, by and between Holdings and TC Group, L.L.C., a Delaware limited liability company, as in effect on the Closing Date and as modified from time to time with the consent of the Administrative Agent.

“Management Rights Agreement”:  the Management Rights Agreement, by and between Carlyle Partners IV, L.P., a Delaware limited partnership, CP IV Coinvestment L.P., a Delaware limited partnership, Falcon Aerospace Holdings, LLC, a Delaware limited liability company, Holdings, Randy Snyder, an Individual, Susan Snyder, an Individual and the Wesco Entities, as in effect on the Closing Date and as modified from time to time with the consent of the Administrative Agent.

“Mandatory Prepayment Date”:  as defined in Section 2.12(f).

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole, or (b) the validity or enforceability of the Loan Documents or the material rights and remedies of the Administrative Agent and the Lenders thereunder, in each case, taken as a whole.

“Material Subsidiary”:  any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to any Environmental Law.

“Moody’s”:  Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”:  any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and Holdings (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Multicurrency L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Multicurrency Letters of Credit and (b) the aggregate amount of drawings under Multicurrency Letters of Credit that have not then been reimbursed.  The Multicurrency L/C Obligations of any Lender at any time shall be its Multicurrency Revolving Percentage of the total Multicurrency L/C Obligations at such time.

“Multicurrency Letter of Credit”:  Letters of Credit that utilize the Multicurrency Revolving Commitments.

“Multicurrency Revolving Commitments”:  as to any Multicurrency Revolving Lender, the obligation of such Lender, if any, to make Multicurrency Revolving Loans and participate in Multicurrency Swingline Loans and Multicurrency Letters of Credit in an aggregate principal and/or face Dollar Amount not to exceed the amount set forth under the heading “Multicurrency Revolving Commitment” opposite such Lender’s name on Schedule 1 hereto, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original Dollar Amount of the Multicurrency Revolving Commitments is $40,000,000.

“Multicurrency Revolving Extensions of Credit”:  as to any Multicurrency Revolving Lender at any time, an amount equal to the Dollar Amount of the sum of (a) the aggregate principal amount of all Multicurrency Revolving Loans held by such Lender then outstanding, (b) such Lender’s Multicurrency Revolving Percentage of the Multicurrency L/C Obligations then outstanding and (c) such Lender’s Multicurrency Revolving Percentage of the aggregate principal amount of Multicurrency Swingline Loans then outstanding.

“Multicurrency Revolving Facility”:  as defined in the definition of “Facility”.

“Multicurrency Revolving Lender”:  each Lender that has a Multicurrency Revolving Commitment or that holds Multicurrency Revolving Loans.

“Multicurrency Revolving Loans”:  as defined in Section 2.4(b).

“Multicurrency Revolving Percentage”:  as to any Multicurrency Revolving Lender at any time, the percentage which such Lender’s Multicurrency Revolving Commitment then constitutes of the aggregate Multicurrency Revolving Commitments or, at any time after the Multicurrency Revolving Commitments shall have expired or terminated, the percentage which the Dollar Amount of the aggregate principal amount of such Lender’s Multicurrency Revolving Loans then outstanding constitutes of the Dollar Amount of the aggregate principal amount of the Multicurrency Revolving Loans then outstanding, provided that in the event that the Multicurrency Revolving Loans are paid in full prior to the reduction to zero of the Multicurrency Revolving Extensions of Credit, the Multicurrency Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Multicurrency Revolving Extensions of Credit shall be held by the Multicurrency Revolving Lenders on a comparable basis.

“Multicurrency Swingline Loans”:  as defined in Section 2.6(b).

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event received by any Loan Party, net of attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith and net of taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”:  as defined in Section 2.25(c).

“New Term Lender”:  as defined in Section 2.25(b).

“New Term Loan Commitments”:  as defined in Section 2.25(a).

“New Term Loan Facility”:  as defined in the definition of “Facility”.

“New Term Loans”:  any term loan made by any New Lender pursuant to this Agreement.

“New Tranche Term Percentage”:  as to any New Term Lender under any Tranche of New Term Loans at any time, the percentage which the sum of such Lender’s New Term Loan Commitments of such Tranche then constitutes of the aggregate New Term Loan Commitments of such Tranche (or, at any time after the termination of such New Term Loan Commitments, the percentage which the aggregate principal amount of such Lender’s New Term Loans of such Tranche then outstanding constitutes of the aggregate principal amount of the New Term Loans of such Tranche then outstanding).

“No Undisclosed Information Representation”:  by a Person means a representation that such Person is not in possession of any material non-public information with respect to Holdings or any of its direct or indirect Subsidiaries that has not been disclosed to the Lenders generally (other than those

Lenders who have elected to not receive any non-public information with respect to Holdings or any of its Subsidiaries), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan.

“Non-Defaulting Lender”:  any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”:  as defined in Section 2.20(a).

“Non-Guarantor Subsidiary”:  any Subsidiary of Holdings which is not a Subsidiary Guarantor.

“Non-Recourse Debt”:  Indebtedness (a) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (b) as to which the lenders or holders thereof will not have any recourse to the capital stock or assets of Holdings or any of the Restricted Subsidiaries.

“Non-US Lender”:  as defined in Section 2.20(d).

“Note”:  any promissory note evidencing any Loan.

“Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or to any Lender (or, in the case of Specified Hedge Agreements or Cash Management Obligations of the Borrower or any of its Subsidiaries to the Administrative Agent, the Collateral Agent, any Lender or any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (a) obligations of the Borrower or any of its Subsidiaries under any Specified Hedge Agreement or Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Cash Management Obligations.

“Other Affiliate”:  any Affiliate of Holdings other than (i) any Subsidiary of Holdings and (ii) any natural person.

“Other Taxes”:  any and all present or future stamp, court or, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document.

“Participant”:  as defined in Section 10.6(c).

“Participant Register”:  as defined in Section 10.6(c).

“Participating Member State”:  any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PATRIOT Act”: as defined in Section 5.1(k).

“Payment Amount”:  as defined in Section 3.5.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  (i) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders or (ii) any acquisition of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person (each, an “Acquisition”), if in each case such Acquisition complies with the following criteria:

(a)                                 No Event of Default shall be in effect immediately prior or after giving effect to the consummation of such Acquisition.

(b)                                 After giving effect to the consummation of such Acquisition and to the incurrence or assumption of any Indebtedness associated therewith, Holdings shall be in pro forma compliance with Section 7.1 (calculated as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which such acquisition is consummated for which financial statements were required to be delivered pursuant to Section 6.1, giving pro forma effect to such Acquisition and the incurrence or assumption of any related Indebtedness).

(c)                                  Prior to the consummation of such Acquisition (i) the Administrative Agent shall have received the then current financial projections in respect of the Person, division, product line or line of business to be acquired in such Acquisition for the one-year period following the consummation of such acquisition, (ii) the Administrative Agent shall have received the then current drafts of the documentation to be executed in connection with such Acquisition (with final copies of such documentation to be delivered to the Administrative Agent promptly upon becoming available), including all schedules and exhibits thereto; provided, that with respect to clauses (i) and (ii), such items will be required to be delivered to the Administrative Agent only to the extent available and (iii) the Administrative Agent shall have received notice of the closing date for such Acquisition; provided, that, such notice shall be given unless doing so would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such Acquisition.

(d)                                 Such Person shall have become a Restricted Subsidiary and, if such Person shall be a wholly-owned Domestic Subsidiary (and not an Immaterial Subsidiary after giving pro forma effect to the consummation of such Acquisition), a Guarantor and the provisions of Section 6.8 shall have been complied with to the reasonable satisfaction of the Administrative Agent.

“Permitted Amendments”:  as defined in Section 10.1.

“Permitted Investors”:  the collective reference to the Sponsor, any Co-Investors and their respective Affiliates (but excluding, any operating portfolio companies of the foregoing) and the directors, officers and other employees of Holdings and its Subsidiaries or any parent company of Holdings.

“Permitted Seller Note”:  a promissory note containing subordination and other related provisions reasonably acceptable to the Administrative Agent, representing Indebtedness of Holdings or any of its Subsidiaries incurred in connection with any acquisition permitted under Section 7.8(f) and payable to the seller in connection therewith.

“Permitted Subordinated Indebtedness”:  as defined in Section 7.2(p).

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which Holdings or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 6.1.

“Pledged Securities”:  as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”:  as defined in the Guarantee and Collateral Agreement.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Amount”:  as defined in Section 2.12(f).

“Prepayment Option Notice”:  as defined in Section 2.12(f).

“Pricing Grid”:  the table set forth below:

Consolidated Total Leverage Ratio	Applicable Margin for Revolving Loans and Term Loans that are Eurocurrency Loans	Applicable Margin for Revolving Loans and Term Loans that are ABR Loans and Swingline Loans	Applicable Commitment Fee Rate
Level I <1.75:1.00	1.75%	0.75%	0.25%
Level II > 1.75:1.00 but <2.50:1.00	2.00%	1.00%	0.30%
Level III >2.50:1.00 but <3.25:1.00	2.25%	1.25%	0.35%
Level IV >3.25:1.00	2.50%	1.50%	0.40%

Changes in the Applicable Margin or the Applicable Commitment Fee Rate resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements required to be delivered pursuant to Section 6.1 are not delivered within the time periods specified in Section 6.1, then, at the option of (and upon the delivery of notice (telephonic or otherwise) by) the Administrative Agent or the Required Lenders, until such financial statements are delivered, the Applicable Margin and the Applicable Commitment Fee Rate pricing shall be determined by reference to Level IV of the Pricing Grid.  In addition, at all times that an Event of Default set forth in Section 8(a) or Section 8(f) shall have occurred and be continuing, pricing shall be determined by reference to Level IV of the Pricing Grid.

“Prime Rate”:  as defined in the definition of “ABR”.

“Principal Financial Center”:  in the case of any Currency, the principal financial center where such Currency is cleared and settled, as reasonably determined by the Administrative Agent.

“Private-Side Lenders”: as defined in Section 6.2.

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Company Costs”:  costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Lenders”: all Lenders other than Private-Side Lenders (including any Lenders who may be engaged in investment and other market-related activities with respect to any Loan Parties).

“Qualified Capital Stock”:  any Capital Stock that is not Disqualified Capital Stock.

“Qualified Contract”:  any contract related to the Business entered into by Holdings or any of its Restricted Subsidiaries so long as (i) an officer of Holdings has certified to the Administrative Agent that the investment related to such contract is at least $5,000,000, (ii) such contract has a stated term of at least two years, (iii) it is reasonably expected that Holdings or its Restricted Subsidiaries will be responsible for substantially all of the parts supplied under such contract and (iv) such contract includes specified pricing levels.

“Qualified IPO”:  the issuance by Holdings of its Common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Exchange Act of 1934 as amended (whether alone or in connection with a secondary public offering) and such Common Stock is listed on a nationally-recognized stock exchange in the United States.

“Ratio-Based Incremental Facility”: as defined in Section 2.25(a).

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party, in an amount for each such event exceeding $7,500,000.

“Refinanced Revolving Commitments”:  as defined in Section 10.1.

“Refinanced Term Loans”:  as defined in Section 10.1.

“Refunded Swingline Loans”:  as defined in Section 2.7(b).

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not applied to prepay the Term Loans or New Term Loans (if any) pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice signed on behalf of any Loan Party by a Responsible Officer stating that such Loan Party (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets or make investments useful in its (or such Subsidiary’s) business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount committed to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire assets useful in the Business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (i) the date occurring 15 months after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which any Loan Party shall have determined not to acquire assets or make investments useful in its or such Subsidiary’s business with such portion of such Reinvestment Deferred Amount.

“Release”:  any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Removal Effective Date” as defined in Section 9.9(b).

“Replacement Revolving Commitments”:  as defined in Section 10.1.

“Replacement Term Loans”:  as defined in Section 10.1.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Representatives”:  as defined in Section 10.15.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans and New Term Loans then outstanding and (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Dollar Amount of the Revolving Extensions of Credit then outstanding; provided that in determining Required Lenders at any time, the Loans, Commitments and Revolving Extensions of Credit of each Defaulting Lender and each Affiliate Lender (other than any Debt Fund Affiliate) shall be disregarded.

“Required Prepayment Lenders”:  the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans and New Term Loans (if any); provided that in determining Required Prepayment Lenders at any time, the Term Loans or New Term Loans (if any) of each Defaulting Lender and each Affiliate Lender (other than any Debt Fund Affiliate) shall be disregarded.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date”:  as defined in Section 9.9(a).

“Responsible Officer”:  the chief executive officer, president, chief financial officer (or similar title), controller or treasurer (or similar title) of Holdings or the Borrower, as applicable, or (with respect to Section 6.7) any Loan Party and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of Holdings or the Borrower, as applicable.

“Restricted Payments”:  as defined in Section 7.6.

“Restricted Subsidiary”:  any Subsidiary which is not an Unrestricted Subsidiary.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Commitments”:  collectively, the Dollar Revolving Commitments and the Multicurrency Revolving Commitments set forth on Schedule 1 hereto.  The original aggregate amount of the Revolving Commitments is $200,000,000.

“Revolving Dollar Exposure”:  with respect to any Dollar Revolving Lender, the sum of the outstanding principal amount of such Lender’s Dollar Revolving Loans (including Dollar Swingline Loans) and its Dollar L/C Obligations at such time made or incurred under the Dollar Revolving Commitments.

“Revolving Extensions of Credit”:  collectively, the Dollar Revolving Extensions of Credit and the Multicurrency Revolving Extensions of Credit.

“Revolving Facility”:  as defined in the definition of “Facility”.

“Revolving Lender”:  each Dollar Revolving Lender and Multicurrency Revolving Lender.

“Revolving Loans”:  collectively, the Dollar Revolving Loans and the Multicurrency Revolving Loans.

“Revolving Multicurrency Exposure”:  with respect to any Multicurrency Revolving Lender, the sum of the Dollar Amount of the outstanding principal amount of such Lender’s Multicurrency Revolving Loans (including Multicurrency Swingline Loans) and its Multicurrency L/C Obligations at such time made or incurred under the Multicurrency Revolving Commitments.

“Revolving Percentage”:  collectively, the Dollar Revolving Percentage and the Multicurrency Revolving Percentage.

“Revolving Termination Date”:  December 7, 2017.

“S&P”:  Standard & Poor’s Ratings Services, Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“Screen”:  for any Currency, the relevant display page for the Eurocurrency Base Rate for such Currency (as reasonably determined by the Administrative Agent) on the Bloomberg Information Service or any successor thereto; provided that if the Administrative Agent determines that there is no such relevant display page for the Eurocurrency Rate for such Currency, “Screen” means the relevant display page for the Eurocurrency Base Rate for such Currency (as reasonably determined by the Administrative Agent) on the Reuter Monitor Money Rates Service.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”:  collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Lender, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Equity Contribution”:  as defined in the definition of Consolidated EBITDA.

“Specified Hedge Agreement”:  any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Lender or any affiliate thereof at the time such Hedge Agreement was entered into, as counterparty, and (b) that has been designated by such Lender and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement.  The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.  For the avoidance of doubt, all Hedge Agreements in existence on the Closing Date between the Borrower or any of its Subsidiaries and any Lender shall constitute Specified Hedge Agreements.

“Sponsor”:  The Carlyle Group and any Affiliates (excluding any Debt Fund Affiliates) thereof (but excluding any operating portfolio companies of the foregoing).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantors”:  each wholly owned Domestic Subsidiary (other than the Borrower or any Excluded Subsidiary).

“Swingline Commitment”:  the obligation of the Swingline Lenders to make Swingline Loans pursuant to Section 2.6(a) and (b) in an aggregate principal amount at any one time outstanding not to exceed $40,000,000.

“Swingline Lender”:  (a) with respect to each Class of Swingline Loans, Barclays Bank PLC, in its capacity as the lender of Swingline Loans or (b) upon the resignation of Barclays Bank PLC, any Revolving Lender of the applicable Class of Swingline Loans from time to time designated by the Borrower as the Swingline Lender with respect to such Class of Swingline Loans (with the consent of such other Revolving Lender (in its sole discretion)).

“Swingline Loans”:  collectively, the Dollar Swingline Loans and the Multicurrency Swingline Loans.

“Swingline Participation Amount”:  as defined in Section 2.7(c).

“Syndication Agents”:  as defined in the preamble hereto.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility”:  as defined in the definition of “Facility.”

“Term Lender”:  each Lender that has a Term Loan Commitment or that holds a Term Loan and any New Term Lender (if any).

“Term Loan Commitments”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1 hereto, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto.  The original aggregate amount of the Term Loan Commitments by all Term Lenders on the Closing Date is $625,000,000.

“Term Loan Maturity Date”:  December 7, 2017.

“Term Loans”: the “Term Loans” as defined in Section 2.1.

“Term Percentage”:  as to any Term Lender at any time, the percentage which the sum of such Lender’s Term Loan Commitments then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans or New Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans or New Term Loans then outstanding).

“Test Period”:  on any date of determination, the period of four consecutive fiscal quarters of Holdings most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1.

“Tranche”:  as defined in Section 2.25(b).

“Type”:  (i) as to any Loan denominated in Dollars, its nature as an ABR Loan or Eurocurrency Loan, and (ii) as to any Loan denominated in an Agreed Foreign Currency, its nature as a Eurocurrency Loan.

“UK GAAP”:  generally accepted accounting principles in the United Kingdom as in effect from time to time.

“United States”:  the United States of America.

“Unrestricted Subsidiary”:  (i) any Subsidiary of Holdings (other than the Borrower) designated as such and listed on Schedule 4.14 on the Closing Date and (ii) any Subsidiary of Holdings (other than the Borrower) that is designated by a resolution of the board of directors of Holdings as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (i) and (ii), such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary unless (x) the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of

Holdings or (y) Holdings or any of its Restricted Subsidiaries would be permitted to enter into such agreement, contract, arrangement or understanding with an Unrestricted Subsidiary pursuant to Section 7.10; (c) is a Person with respect to which neither Holdings nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless, in each case, Holdings or any of its Restricted Subsidiaries would be permitted to incur any such obligation with respect to an Unrestricted Subsidiary pursuant to Section 7.8; and (d) has not guaranteed or otherwise provided credit support at the time of such designation for any Indebtedness of Holdings or any of its Restricted Subsidiaries, in the case of clauses (a), (b) and (c), except to the extent not otherwise prohibited by Section 7; provided that after giving effect to any such designation of a Domestic Subsidiary, the combined Consolidated EBITDA of Domestic Subsidiaries that are Unrestricted Subsidiaries for the most recently ended Test Period does not exceed 5% of the Consolidated EBITDA of Holdings for the most recently ended Test Period.  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof.  Subject to the foregoing, the board of directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.8 in an amount equal to the fair market value of the Subsidiary so designated; provided that the Borrower may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four fiscal quarters.

“Valuation Date” means (i) the date two (2) Business Days prior to the making, continuing or converting of any Multicurrency Revolving Loan or the date of issuance or continuation of any Letter of Credit and (ii) any later date designated by the Administrative Agent or Issuing Lender.

“Vehicles”:  all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state or province.

“Wesco Entities”:  Borrower; Flintbrook; S.A.S. Wesco Aircraft France, a company organized under the laws of France; Wesco Aircraft Germany GmbH, a company organized under the laws of Germany; Wesco Aircraft Israel Ltd., a company organized under the laws of Israel; and each Subsidiary of the foregoing (if any).

“Wesco Europe”:  Wesco Aircraft Europe Limited, a private limited company incorporated under the laws of England and Wales.

1.2                               Other Definitional Provisions.(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”,

“includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The term “license” shall include sub-license.

(e)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3                               Accounting Terms.  If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio, basket or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed and, in the case of any amendment arising out of an accounting change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010, not subject to any amendment fee); provided, that, until so amended, (i) such ratio basket or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

1.4                               Currencies; Currency Equivalents; Euro.  At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof.  Except as provided in Section 2.12(d) or the last sentence of Section 2.18(f), for purposes of determining (i) whether the amount of any borrowing or Letter of Credit under the Multicurrency Revolving Commitments, together with all other borrowings and Letters of Credit under the Multicurrency Revolving Commitments then outstanding or to be borrowed at the same time as such borrowing, would exceed the total Multicurrency Revolving Commitments, (ii) the aggregate unused amount of the Multicurrency Revolving Commitments and (iii) the outstanding aggregate principal amount of borrowings and Multicurrency L/C Obligations, the outstanding principal amount of any borrowing or Multicurrency Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such borrowing or Letter of Credit determined as of the date of such borrowing or Letter of Credit.  Wherever in this Agreement in connection with a borrowing, Loan or Letter of Credit an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Agreed Foreign Currency Equivalent of such amount (rounded to the nearest 1,000 units of such Foreign Currency).

Each obligation hereunder of any party hereto that is denominated in a Currency of a country that is not a Participating Member State on the date hereof shall, effective from the date on which such country becomes a Participating Member State, be redenominated in euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in euro or such Currency, such party shall be entitled to pay or repay such amount either in euro or in such Currency.  If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such country becomes a Participating Member State; provided that with respect to any borrowing or Letter of Credit denominated in such Currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.  Without prejudice to the respective liabilities of the Borrower to the Lenders and of the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the euro in any country that becomes a Participating Member State after the date hereof.

Any baskets specified in this Agreement that are exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such baskets were assessed will not be deemed to have exceeded solely as a result of such fluctuations in currency exchange rates.

1.5          Calculation of Baskets.  If any of the baskets set forth in Section 7 of this Agreement are exceeded solely as a result of fluctuations to consolidated total assets or the financial ratios for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Section 7, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

1.6          Pro Forma Calculations.  Solely for purposes of determining whether any action is otherwise permitted to be taken hereunder, (i) any calculation to be determined on a “pro forma” basis, after giving “pro forma” effect to certain transactions or pursuant to words of similar import and (ii) the Consolidated Total Leverage Ratio, in each case, shall be calculated as follows:

(A)          For purposes of making the computation referred to above, in the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or simultaneously with the event for which the calculation is made (a “Calculation Date”), then such calculation shall be made giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable Test Period; provided that, for purposes of making the computation of Consolidated Total Leverage for the computation of Consolidated Total Leverage Ratio referred to above, Consolidated Total Leverage shall be Consolidated Total Leverage as of the date the relevant action is being taken.

(B)          For purposes of making the computation referred to above, if any Investments, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) subsequent to the commencement of the period for which such calculation is being made but on or prior to or simultaneously with the relevant Calculation Date, then such calculation shall be made giving pro forma effect to such Investments, Dispositions and designations as if the same had occurred at the beginning of the applicable Test Period in a manner consistent, where applicable, with the pro forma adjustments set forth in clause (o) of and the last proviso of the first sentence of the definition of

“Consolidated EBITDA.”  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment or Disposition that would have required adjustment pursuant to this provision, then such calculation shall be made giving pro forma effect thereto for such Test Period as if such Investment or Disposition had occurred at the beginning of the applicable Test Period.

(C)          For purposes of determining any financial ratio or making any financial covenant calculation for any period or a portion of a period prior to the first delivery of financial statements pursuant to Section 6.1, the Consolidated Total Leverage Ratio shall be determined based on the most recent financial statements of Holdings that have been furnished as referred to in Section 4.1, and, to the extent that pro forma compliance with the Consolidated Total Leverage Ratio is required, the levels for such Consolidated Total Leverage Ratio shall be the levels set forth in Section 7.1(a) for the fiscal period ended December 31, 2012.

SECTION 2.         AMOUNT AND TERMS OF COMMITMENTS

2.1          Term Loan Commitments.  Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Loan Commitment of such Lender.  The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2          Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit K-1 (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, on the Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed.  The Term Loans made on the Closing Date shall initially be ABR Loans.  Upon receipt of such notice the Administrative Agent shall promptly notify each such Term Lender thereof.  Not later than 3:00 P.M., New York City time, on the Closing Date each such Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.  The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Term Lenders in immediately available funds.

2.3          Repayment of Term Loans.  The Term Loan of each Term Lender shall be payable on each date set forth below in an amount set forth opposite such date (expressed as a percentage of the stated principal amount of the Term Loans funded on the Closing Date) (as adjusted to reflect any prepayments thereof), with the remaining balance thereof payable on the Term Loan Maturity Date.

Date	Amount
March 31, 2013	1.25%
June 30, 2013	1.25%
September 30, 2013	1.25%
December 31, 2013	1.25%
March 31, 2014	1.25%
June 30, 2014	1.25%
September 30, 2014	1.25%
December 31, 2014	1.25%

March 31, 2015	1.875%
June 30, 2015	1.875%
September 30, 2015	1.875%
December 31, 2015	1.875%
March 31, 2016	1.875%
June 30, 2016	1.875%
September 30, 2016	1.875%
December 31, 2016	1.875%
March 31, 2017	2.50%
June 30, 2017	2.50%
September 30, 2017	2.50%
Term Loan Maturity Date	Remaining Balance

2.4          Revolving Commitments.  (a)  Subject to the terms and conditions hereof, each Dollar Revolving Lender severally agrees to make revolving credit loans (“Dollar Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which when added to such Lender’s Dollar Revolving Percentage of the sum of (x) the Dollar L/C Obligations then outstanding and (y) the aggregate principal amount of the Dollar Swingline Loans then outstanding, does not exceed the amount of such Lender’s Dollar Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Dollar Revolving Commitments by borrowing, prepaying the Dollar Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Dollar Revolving Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(b)           Subject to the terms and conditions hereof, each Multicurrency Revolving Lender severally agrees to make revolving credit loans (“Multicurrency Revolving Loans”) in Dollars or any Agreed Foreign Currency to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which when added to such Lender’s Multicurrency Revolving Percentage of the sum of (x) Multicurrency L/C Obligations then outstanding and (y) the aggregate principal amount of the Multicurrency Swingline Loans then outstanding, does not exceed the amount of such Lender’s Multicurrency Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Multicurrency Revolving Commitments by borrowing, prepaying the Multicurrency Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Multicurrency Revolving Loans denominated in Dollars may from time to time be Eurocurrency Loans or ABR Loans and the Revolving Loans denominated in any Agreed Foreign Currency shall be Eurocurrency Loans, in each case, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(c)           The Borrower shall repay all outstanding Revolving Loans of each Class made to it on the Revolving Termination Date.

2.5          Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments of either Class during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit K-2 (which notice must be received by the Administrative Agent (i) in the case of Eurocurrency Loans, prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date or (ii) in the case of ABR Loans, prior to 12:00 Noon, New York City time, one Business Day prior to the requested Borrowing Date), specifying (v) whether such borrowing is to be made under the Dollar Revolving Commitments or the Multicurrency Revolving Commitments; (w) the amount, Currency (in the case of Multicurrency Revolving Loans) and Type of Revolving Loans to be borrowed, (x) the requested Borrowing Date, (y) in the case of Revolving Loans denominated in Dollars, whether such Revolving Loan is to be an ABR Loan or a Eurocurrency Loan and (z) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing by the Borrower under the Revolving Commitments of either Class shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $50,000 in excess thereof (or, if the then aggregate Available Revolving Commitments of the respective Class are less than $500,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments of either Class that are ABR Loans in other amounts pursuant to Section 2.7(a).  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender of the applicable Class thereof.  Each Revolving Lender of such Class will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 9:00 A.M., Local Time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent.

If no election as to the Class of Revolving Loans is requested, and the Loans requested are denominated in Dollars, such election shall be deemed to be made under the Dollar Revolving Commitments.  In the case of Multicurrency Revolving Loans, if no election as to the Currency of such Loan is specified, then the requested Loan shall be denominated in Dollars.  If no election as to the Type of a Revolving Loan is specified, then the requested Loan shall be an ABR Loan, unless an Agreed Foreign Currency has been specified, in which case the requested Loan shall be a Eurocurrency Loan denominated in such Agreed Foreign Currency.  If no Interest Period is specified with respect to any requested Eurocurrency Loan, (i) if the Currency specified for such Loan is denominated in Dollars (or if no Currency has been so specified), the requested Loan shall be made instead as an ABR Loan, and (ii) if the Currency specified for such Loan is an Agreed Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

2.6          Swingline Commitment.  (a)  Subject to the terms and conditions hereof, the Swingline Lender with respect to the Dollar Revolving Commitments agrees to make a portion of the credit otherwise available to the Borrower under the Dollar Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Dollar Swingline Loans”) in Dollars to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and such Swingline Lender shall not make, any Dollar Swingline Loan if, after giving effect to the making of such Dollar Swingline Loan, the aggregate amount of the Available Revolving Commitments under the Dollar Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Dollar Swingline Loans shall be ABR Loans only.

(b)           Subject to the terms and conditions hereof, the Swingline Lender with respect to the Multicurrency Revolving Commitments agrees to make a portion of the credit otherwise available to the Borrower under the Multicurrency Revolving Commitments from time to time during the Revolving

Commitment Period by making swing line loans (“Multicurrency Swingline Loans”) in Dollars to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any one time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and such Swingline Lender shall not make, any Multicurrency Swingline Loan if, after giving effect to the making of such Multicurrency Swingline Loan, the aggregate amount of the Available Revolving Commitments under the Multicurrency Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Multicurrency Swingline Loans shall be ABR Loans only.

(c)           The Borrower shall repay to the Swingline Lender of the applicable Class the then unpaid principal amount of each Swingline Loan of such Class on the earlier of the date five Business Days after the Borrowing Date of such Swingline Loan and the Revolving Termination Date.

2.7          Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a)  Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender of the applicable Class and the Administrative Agent irrevocable written notice (which notice must be received by the Swingline Lender and the Administrative Agent not later than 12:00 Noon, New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and (iii) whether such borrowing is to be made under the Dollar Revolving Commitments or the Multicurrency Revolving Commitments.  Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $50,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the applicable Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by such Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent or as otherwise directed by the Borrower on such Borrowing Date in immediately available funds.

(b)           The Swingline Lender with respect to each Class, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs such Swingline Lender to act on its behalf), on one Business Day’s notice given by such Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender of the applicable Class to make, and each such Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Dollar Revolving Percentage or Revolving Lender’s Multicurrency Revolving Percentage, as applicable, of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay such Swingline Lender.  Each Revolving Lender of the applicable Class shall make the amount of Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c)           If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender of the applicable Class, in its sole discretion, Revolving Loans may not be made as contemplated by

Section 2.7(b), each Revolving Lender of the applicable Class shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans of the applicable Class by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to the product of (A) such Revolving Lender’s Dollar Revolving Percentage or Revolving Lender’s Multicurrency Revolving Percentage, as applicable, times (B) the sum of the aggregate principal amount of Swingline Loans of the applicable Class then outstanding that were to have been repaid with such Revolving Loans.

(d)           Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount with respect to any Swingline Loans, the Swingline Lender receives any payment on account of such Swingline Loans (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Swingline Lender), the Swingline Lender will distribute to such Lender its Swingline Participation Amount with respect thereto (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)           Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f)            Notwithstanding anything to the contrary contained in this Agreement, in the event there is a Defaulting Lender, then such Defaulting Lender’s Revolving Percentage with respect to all outstanding Swingline Loans will automatically be reallocated among the Revolving Lenders that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s Revolving Percentage (calculated without regard to the Revolving Commitment of the Defaulting Lender) but only to the extent that no Default or Event of Default shall have occurred and be continuing at the time of such reallocation (provided, that such amounts shall be automatically reallocated upon the cure or waiver of such Default or Event of Default) and that such reallocation does not cause the Revolving Extensions of Credit of any Non-Defaulting Lender to exceed the Revolving Commitment of such Non-Defaulting Lender.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.  If such reallocation cannot, or can only partially, be effected, the Borrower shall, upon five Business Days’ written notice from the Swingline Lender, prepay such Defaulting Lender’s Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of any Swingline Loans (after giving effect to any partial reallocation pursuant to the first sentence of this Section 2.7(f)).  So long as there is a Defaulting Lender, the Swingline Lender shall not be obligated to make a Swingline Loan to the extent that the sum of the Revolving Extensions of Credit of the Non-Defaulting Lenders after giving effect to such Swingline Loan would exceed the aggregate Revolving Commitments of such Non-Defaulting Lenders.

2.8          Repayment of Loans.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender or Term Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount and Currency of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of and Currency of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount and Currency of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.9          Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) for purposes of calculating any fees owing in accordance with this Section 2.9(a), the Available Revolving Commitment for the Swingline Lender shall exclude any outstanding Swingline Loans and (ii) the Swingline Lender shall not be entitled to any commitment fee with respect to its Swingline Commitment separate from that to which it is entitled with respect to its Available Revolving Commitment; provided, further, that (i) any commitment fee accrued with respect to any of the Available Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Available Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)           The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

2.10        Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments of either Class or, from time to time, to reduce the amount of the Revolving Commitments of such Class; provided that no such termination or reduction of such Revolving Commitments of a Class shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans of such Class made on the effective date thereof, the total Revolving Extensions of Credit of such Class would exceed the total Revolving Commitments of such Class.  Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments of such Class then in effect.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10 if such termination would have resulted from a replacement of all of the Revolving Commitments outstanding at such time, which replacement shall not be consummated or shall otherwise be delayed.

2.11        Optional Prepayments.  The Borrower may at any time and from time to time prepay the Revolving Loans, the Swingline Loans, New Term Loans or the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, Local Time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify (i) the date and amount of prepayment, (ii) whether the prepayment is of Revolving Loans, Swingline Loans, Term Loans or New Term Loans of any Tranche, and if such prepayment is of Revolving Loans or Swingline Loans, the Class of Revolving Loans to be prepaid and (iii) whether the prepayment is of Eurocurrency Loans or ABR Loans; provided that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that such notice may be conditioned on receiving the proceeds of any refinancing), together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans or New Term Loans of a Class and of Revolving Loans of a Class shall be in an aggregate principal amount of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of prepayments of Eurocurrency Loans), and in each case shall be subject to the provisions of Section 2.18.  Partial prepayments of Swingline Loans of a Class shall be in an aggregate principal amount of $50,000 or a whole multiple of $50,000 in excess thereof.

2.12        Mandatory Prepayments.  (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2) shall be incurred by Holdings or any of its Restricted Subsidiaries, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans or New Term Loans as set forth in Section 2.12(d).

(b)           Unless the Required Prepayment Lenders shall otherwise agree, if on any date any Loan Party shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied not later than five Business Days after such date toward the prepayment of the Term Loans or New Term Loans as set forth in Section 2.12(d); provided that notwithstanding the foregoing, (x) on each Reinvestment Prepayment Date, the Term Loans or New Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (y) on the date (the “Trigger Date”) that is one year after any such

Reinvestment Prepayment Date, the Term Loans or New Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date.

(c)           Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of Holdings commencing with the fiscal year ending September 30, 2013, there shall be Excess Cash Flow, Holdings shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the Excess Cash Flow Percentage of such Excess Cash Flow minus (ii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanied by permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans or New Term Loans during such fiscal year, in each case other than to the extent any such prepayment is funded with the proceeds of new long-term Indebtedness, toward the prepayment of the Term Loans or New Term Loans as set forth in Section 2.12(d).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the date on which the financial statements of Holdings referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.

(d)           Amounts to be applied in connection with prepayments pursuant to Section 2.12 shall be applied to the prepayment of the Term Loans or New Term Loans in accordance with Section 2.18(b) until paid in full.  The application of any prepayment pursuant to Section 2.12 shall be made, first, to ABR Loans and, second, to Eurocurrency Loans.  Each prepayment of the Term Loans or New Term Loans under Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)           If as of the last Business Day of each calendar month (computed by the Administrative Agent using the current exchange rate as of such Business Day and promptly notified to the Multicurrency Revolving Lenders and the Borrower) the Dollar Amount of the aggregate outstanding principal amount of the Revolving Loans shall exceed 105% of the aggregate Revolving Commitments, the Borrower shall, within five Business Days after the Borrower’s receipt of such notice, prepay Multicurrency Revolving Loans in such amounts as shall be necessary so that after giving effect thereto the aggregate outstanding principal amount of such Revolving Loans does not exceed the Revolving Commitments as of such Business Day.

(f)            Notwithstanding anything to the contrary in Sections 2.12(d) or 2.18, with respect to the amount of any mandatory prepayment pursuant to this Section 2.12 that is allocated to any Tranche of New Term Loans (such amount for such Class, the “Prepayment Amount”, and each such Class, an “Applicable Class”), at any time when Term Loans remain outstanding, the Borrower will, in lieu of applying such Prepayment Amount to the Applicable Class of Term Loans as provided in paragraph (d) above, on the date specified in this Section 2.12 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each New Term Lender a notice substantially in the form of Exhibit L (each, a “Prepayment Option Notice”) as described below.  As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each New Term Lender a Prepayment Option Notice, which shall be in a form reasonably satisfactory to the Administrative Agent, and shall include an offer by the Borrower to prepay, on the date (each a “Mandatory Prepayment Date”) that is ten Business Days after the date of the Prepayment Option Notice, each Applicable Class of Loans of such Lender by an amount equal to the portion of the Prepayment Amount for such Class indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Applicable Class of Term Loans.  Each New Term Lender may reject all or a portion of its Prepayment Amount of the Applicable Class by providing written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after such New Term Lender’s receipt of the Prepayment Option

Notice (which notice shall specify the principal amount of the Prepayment Amount for each Applicable Class to be rejected by such Lender); provided that any New Term Lender’s failure to so reject such Prepayment Amount for any Applicable Class shall be deemed an acceptance by such New Term Lender of such Prepayment Option Notice for such Applicable Class and the amount to be prepaid in respect of New Term Loans of such Applicable Class held by such New Term Lender.  On the Mandatory Prepayment Date, the Borrower shall (i) pay to the relevant New Term Lenders the aggregate amount necessary to prepay that portion of the outstanding New Term Loans of the Applicable Class in respect of which such New Term Lenders have (or are deemed to have) accepted prepayment as described above and (ii) prepay outstanding Term Loans in an aggregate amount equal to the amounts declined by New Term Lenders as described above; provided that, upon the making of such prepayments, any amount remaining unapplied (i.e., after the payment in full of the Term Loans) shall be returned to the Borrower.

2.13        Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurocurrency Loans made to the Borrower to ABR Loans by giving the Administrative Agent prior irrevocable notice substantially in the form of Exhibit M of such election no later than 12:00 Noon, New York City time, on the second Business Day preceding the proposed conversion date; provided that (i) a borrowing of a Class of Loans may not be converted into a borrowing of a different Class of Loans, (ii) a borrowing denominated in one Currency may not be converted to a borrowing of a different Currency, (iii) no Eurocurrency Loan denominated in an Agreed Foreign Currency may be converted to a borrowing of a different Type and (iv) if any Eurocurrency Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.  The Borrower may elect from time to time to convert ABR Loans made to the Borrower to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that (i) a borrowing of a Class of Loans may not be converted into a borrowing of a different Class of Loans, (ii) a borrowing denominated in one Currency may not be converted to a borrowing of a different Currency and (iii) no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurocurrency Loan may be continued as such by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that (i) a borrowing of a Class of Loans may not be continued as a borrowing of a different Class of Loans, (ii) a borrowing denominated in one Currency may not be continued as a borrowing of a different Currency, (iii) no Eurocurrency Loan denominated in a Foreign Currency may be continued if, after giving effect thereto, the Revolving Multicurrency Exposure would exceed the aggregate Multicurrency Revolving Commitments and (iv) if any Eurocurrency Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and; provided, further, that no Eurocurrency Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations and; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans denominated (i) in Dollars shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period or (ii) in another Currency shall be automatically converted to Eurocurrency Loans having an Interest Period of one month’s duration on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14        Minimum Amounts and Maximum Number of Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to a minimum of $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than fifteen Eurocurrency Tranches shall be outstanding at any one time.

2.15        Interest Rates and Payment Dates.  (a)  Each Eurocurrency Loan that is a Revolving Loan or a Term Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b)           Each ABR Loan that is a Revolving Loan or a Term Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)           (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment); provided that no amount shall be payable pursuant to this Section 2.15(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further no amounts shall accrue pursuant to this Section 2.15(c) on any overdue Loan, Reimbursement Obligation, commitment or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)           Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 2.15 shall be payable from time to time on demand.

2.16        Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and Section 2.15(b).

2.17        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period for any Eurocurrency Loan (the Currency of such Loan herein called the “Affected Currency”):

(a)           the Administrative Agent shall have determined (which determination shall be presumptively correct absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for the Affected Currency for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that by reason of any changes arising after the date of this Agreement the Eurocurrency Rate for the Affected Currency determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (i) if the Affected Currency is Dollars (x) any Eurocurrency Loans denominated in Dollars under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans denominated in Dollars under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (z) any outstanding Eurocurrency Loans denominated in Dollars under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans, or (ii) if the Affected Currency is an Agreed Foreign Currency, any Eurocurrency Loans denominated in the Affected Currency under the relevant Facility requested to be made on the first day of such Interest Period shall be ineffective.  Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurocurrency Loans denominated in the Affected Currency (including the Eurocurrency Rate component of ABR Loans) under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans denominated in the Affected Currency.

2.18        Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders of a Class hereunder and each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of a Class shall be made pro rata according to the respective Term Percentages, New Tranche Term Percentages or Revolving Percentages of the respective Class, as the case may be, of the relevant Lenders, except (i) for payments in respect of any differences in the Applicable Commitment Fee Rate of Accepting Lenders pursuant to a Loan Modification Agreement, (ii) for payments to Defaulting Lenders as otherwise herein provided and (iii) reductions of Revolving Commitments pursuant to Section 2.24.

(b)           Each payment (including prepayments) by the Borrower on account of principal of and interest on the Term Loans or New Term Loans of a Class shall be made pro rata according to the respective outstanding principal amounts of the Term Loans or New Term Loans of such Class then held by the Term Lenders of such Class, except (i) as otherwise provided in Section 2.12(f) and Section 10.6, (ii) for payments in respect of any differences in the Applicable Margin of Accepting Lenders pursuant to a Loan Modification Agreement and (iii) for payments to Defaulting Lenders as otherwise herein provided.  Each mandatory and optional prepayment of the Term Loans or New Term Loans shall be allocated among the Term Loans and each Tranche of New Term Loans, if any, pro rata according to the respective outstanding principal amounts of the Term Loans or New Term Loans of such Class, except (A) as otherwise provided in Section 2.11, Section 2.12(f) and Section 10.6, (B) for payments in respect of any differences in the Applicable Margin of Accepting Lenders pursuant to a Loan Modification Agreement and (C) for payments to Defaulting Lenders as otherwise herein provided.  Each mandatory and optional prepayment of Term Loans or New Term Loans shall be applied to the remaining installments thereof as specified by the Borrower.  Amounts repaid or prepaid on account of the Term Loans or New Term Loans may not be reborrowed.

(c)           Each payment (including prepayments) by the Borrower on account of principal of and interest on the Revolving Loans of a Class shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans of such Class then held by the Revolving Lenders of such Class, except (i) as otherwise provided in Section 2.12(f) and Section 10.6, (ii) for payments in respect of any differences in the Applicable Margin of Accepting Lenders pursuant to a Loan Modification Agreement, (iii) for payments to Defaulting Lenders as otherwise herein provided and (iv) reductions of Revolving Commitments pursuant to Section 2.24.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit of a Class shall be made to the Issuing Lender that issued such Letter of Credit.

(d)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., Local Time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the

Borrower.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender.

(f)            Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g)           Each obligation of the Loan Parties under the Loan Documents related to any Loans or Letter of Credit denominated in Dollars shall be paid in Dollars.  Each obligation of the Loan Parties related to any Loans denominated in an Agreed Foreign Currency shall be paid in such Agreed Foreign Currency; provided that fees payable pursuant to Section 3.3 shall be payable in Dollars.  All commitment fees payable pursuant to Section 2.9 shall be calculated and payable in Dollars.  Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand (provided that no Event of Default shall occur until the expiration of applicable grace periods); and if the Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand (provided that no Event of Default shall occur until the expiration of applicable grace periods).

2.19        Requirements of Law.  (a)  Except with respect to Taxes, which shall be governed solely by Section 2.20, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the date hereof:

(i)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(ii)           shall impose on such Lender any other condition not otherwise contemplated hereunder;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in Dollars, within ten Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           A certificate prepared in good faith as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Obligations.  Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to the Administrative Agent or any Lender with respect to penalties, interest and expenses if written demand therefore was not made by the Administrative Agent or such Lender within 180 days from the date on which such party makes payment for such penalties, interest and expenses.

(d)           Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.

2.20        Taxes.  (a)  Except as otherwise provided in this Agreement or as required by applicable law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes, net profits or capital taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the

Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (i), above; (iii) taxes that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e), as applicable, of this Section; (iv) in the case of a Non-U.S. Lender (as defined below), (A) any withholding tax that is imposed under the law applicable as of the date such Lender becomes a party to this Agreement (or where the Non-U.S. Lender is a partnership for U.S. federal income tax purposes, under the law applicable on the date on which the affected partner(s) became a partner of such Non-U.S. Lender) or designate a new lending office, except to the extent that such Lender’s assignor (if any) was entitled (or where the Non-U.S. Lender is a partnership for U.S. federal income tax purposes, to the extent that the person(s) from which the affected partner(s) acquired their partnership interest was entitled), at the time of assignment or at the time of the designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this paragraph; or (B) any withholding tax imposed on amounts payable to such Non-U.S. Lender that would not have been imposed but for a failure by such Non-U.S. Lender or any other legal or beneficial holder of a Loan under this Agreement or any foreign financial institution through which payments on the Loans under this Agreement are made to comply with any applicable certification, documentation, information or other reporting requirements under FATCA as a precondition to relief or exemption from such withholding tax; and (v) penalties and interest on the foregoing amounts (all such taxes referred to in clauses (i), (ii), (iii), (iv) and (v) hereof hereinafter referred to as “Excluded Taxes” and all such other Taxes hereinafter referred to as “Non-Excluded Taxes”).  If any Non-Excluded Taxes or Other Taxes are required to be withheld from any amounts payable by the Borrower to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after deduction or withholding of all Non-Excluded Taxes and Other Taxes, including deductions or withholdings applicable to additional sums payable under this Section) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b)           The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes that the Borrower is required to pay pursuant to this Section 2.20 (or in respect of which the Borrower would be required to pay increased amounts pursuant to Section 2.20(a) if such Non-Excluded Taxes or Other Taxes were withheld) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any payments by them of such Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed on amounts payable under this Section 2.20), other than any amounts arising as a result of such Administrative Agent’s or such Lender’s gross negligence or willful misconduct, within thirty (30) days after written demand therefor.  A certificate as to any amounts payable under this Section submitted by the Administrative Agent or by any Lender (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error.

(d)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Lender from which the related participation shall have been purchased) (i) two accurate and complete originals of IRS Form W-8ECI or W-8BEN, or, (ii) in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Sections 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and two accurate and complete originals of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-US Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender.  Each Non-US Lender shall (i) promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.23) to avoid any requirement of applicable laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.  Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.

(e)           Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete originals of IRS Form W-9, or any subsequent versions or successors to such form.  Such forms shall be delivered by each US Lender on or before the date it becomes a party to this Agreement.  In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender.  Each US Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(f)            If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)           If the Administrative Agent or any Lender determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further, that the Borrower shall not be required to repay to the Administrative Agent or the Lender an amount in excess of the amount paid over by such party to the Borrower pursuant to this Section.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.

2.21        Indemnity.  Except with respect to Taxes, which shall be governed solely by Section 2.20, the Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the loss of Applicable Margin) that such Lender may actually sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto.  A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.22        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the date hereof, shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof (a “Rate Determination Notice”) to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert ABR Loans to Eurocurrency Loans shall be suspended during the period of such illegality, (b) such Lender’s Loans then outstanding as Eurocurrency Loans denominated in Dollars, if any, shall be converted automatically to ABR Loans denominated in Dollars on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) (i) such Lender’s Loans then outstanding as Eurocurrency Loans denominated in any Agreed Foreign Currency, if any, shall be converted automatically on the respective last days of the then current Interest Periods with respect to such Loans (an “Affected Interest Period”) to Eurocurrency Loans denominated in such Agreed Foreign Currency having the next shortest Interest Period which is not affected by such adoption of or change in any Requirement of Law and (ii) if all Interest Periods are Affected Interest Periods in respect of such Eurocurrency Loans denominated in any Agreed Foreign Currency, during the 30-day period following any such Rate Determination Notice (the “Negotiation Period”) the Administrative Agent and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis which shall reflect the cost to the applicable Lenders of funding such Loans from alternative sources (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of the Eurocurrency Rate to all Interest Periods for the Eurocurrency Loans denominated in such Agreed Foreign Currency of the applicable Lenders commencing on or after the first day of an Affected Interest Period, until the circumstances giving rise to such Rate Determination

Notice have ceased to apply.  If a Substitute Basis is not agreed upon during the Negotiation Period, each affected Lender shall determine (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount) the rate basis reflecting the cost to such Lender of funding its Eurocurrency Loan denominated in such Agreed Foreign Currency for any Interest Period commencing on or after the first day of an Affected Interest Period, until the circumstances giving rise to such Rate Determination Notice have ceased to apply, and such rate basis shall be binding upon the Borrower and such Lender and shall apply in lieu of the Eurocurrency Rate for the relevant Interest Periods.  If a Rate Determination Notice has been given, then until such Rate Determination Notice has been withdrawn by the Administrative Agent, no Eurocurrency Loans of the applicable Lenders denominated in such Agreed Foreign Currency shall have an Interest Period having a duration equal to an Affected Interest Period.  The Borrower may elect to prepay the Eurocurrency Loans denominated in such Agreed Foreign Currency of the applicable Lenders pursuant to Section 2.11 at any time.

If any such conversion or prepayment of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage and; provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.19, 2.20(a) or 2.22.

2.24        Replacement of Lenders.  The Borrower shall be permitted to replace with a financial entity or financial entities, any Lender that (i) requests reimbursement for amounts owing pursuant to Sections 2.19, 2.20 or 2.21 or gives a notice of illegality pursuant to Section 2.22, (ii) is a Defaulting Lender, or (iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (C) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (D) the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B), (E) the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution, (F) the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (G) if applicable, the replacement financial entity or financial entities shall consent to such amendment or waiver and (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section and to be made in accordance with the terms and conditions of this Section 2.24.

In addition, the Borrower shall be permitted to prepay or terminate, without duplication or penalty (but subject to Section 2.21), the Loans and Commitments of any Defaulting Lender.  The prepayment of Loans or termination of the Revolving Commitments of any Lender pursuant to this paragraph shall not be subject to the provisions of Section 2.18.

2.25        Incremental Loans.  (a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loans (the “New Term Loan Commitments”) or the increase of the Dollar Revolving Commitments hereunder, in an aggregate amount for all such New Term Loan Commitments and increases of the Dollar Revolving Commitments not in excess of (i) $150,000,000 (each such establishment or increase, a “Cash-Capped Incremental Facility”) plus (ii) up to an additional amount (each such establishment or increase, a  “Ratio-Based Incremental Facility”) if the pro forma Consolidated Total Leverage Ratio is less than 2.75:1.00 (and, for the avoidance of doubt, for any Ratio-Based Incremental Facility, such Consolidated Total Leverage Ratio shall be calculated as though any Dollar Revolving Commitments to be incurred pursuant to this Section 2.25 were fully drawn), as of the end of the most recently ended Test Period.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments or increase of the Dollar Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that (i) any Lender offered or approached to provide all or a portion of any New Term Loan Commitments or increase of the Dollar Revolving Commitments may elect or decline, in its sole discretion, to provide such New Term Loan Commitments or increase of the Dollar Revolving Commitments and (ii) any New Term Loan Commitments or increases to the Dollar Revolving Commitments established pursuant to this Section 2.25 will count towards the Ratio-Based Incremental Facility prior to reducing the maximum amount under the Cash-Capped Incremental Facilities (to the extent permitted by the pro forma calculation of the Consolidated Total Leverage Ratio required prior to the incurrence of such Ratio-Based Incremental Facility).

(b)           Such New Term Loan Commitments or increase of the Dollar Revolving Commitments shall become effective as of such Increased Amount Date; provided that (i) the conditions set forth in Section 5.2 were satisfied or waived on such Increased Amount Date before or after giving effect to such New Term Loan Commitments and to the making of any Tranche of New Term Loans pursuant thereto or to such increase of the Dollar Revolving Commitments and after giving effect to any transaction consummated in connection therewith; (ii) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1 as of the end of the most recently ended Test Period; (iii) the proceeds of any New Term Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions and Investments permitted under Section 7.8); (iv) the New Term Loans shall share ratably in the Collateral and shall benefit ratably from the guarantees under the Guarantee and Collateral Agreement; (v) the New Term Loans shall share ratably in any mandatory prepayments of the existing Term Loans; (vi) the maturity date of New Term Loans thereof shall not be earlier than the Term Loan Maturity Date and the weighted average life to maturity shall be equal to or greater than the weighted average life to maturity of the Term Loans; (vii) all terms and documentation with respect to any New Term Loans which differ from those with respect to the Term Loans shall be reasonably satisfactory to the Administrative Agent (except to the extent permitted by clause (vi) of this Section and the last sentence of this paragraph); (viii) such New Term Loans or New Term Loan Commitments or increase of the Dollar Revolving Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; and (ix) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction, including any supplements or amendments to the Security Documents providing for such New Term Loans to be secured thereby.  Any New Term Loans made on an Increased Amount Date that have terms and provisions that differ from those of the Term Loans outstanding on the date on which such New Term Loans are made shall be designated as a separate tranche (a “Tranche”) of Term Loans for all purposes of this Agreement, except as the relevant Joinder Agreement otherwise provides.  For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any New Term Loan shall be determined by the Borrower and the applicable lenders of New Term Loans (each, a “New Term Lender”) and shall be set forth in the applicable Joinder Agreement.

(c)           On any Increased Amount Date on which any New Term Loan Commitments or increase of the Dollar Revolving Commitments becomes effective, subject to the foregoing terms and conditions, each lender with a New Term Loan Commitment or an increase of the Dollar Revolving Commitments (each, a “New Lender”) shall become a Lender hereunder with respect to such New Term Loan Commitment or such increase of the Dollar Revolving Commitments, as the case may be.

(d)           The terms and provisions of the New Term Loan Commitments of any Tranche shall be, except as otherwise set forth in the relevant Joinder Agreement, identical to those of the applicable Term Loans and for purposes of this Agreement, any New Term Loans or New Term Loan Commitments shall be deemed to be Term Loans.  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.25.

2.26        Defaulting Lenders.  (a) Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Sections 2.7(f) and 3.4(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)           Defaulting Lender Waterfall.  Any payment of principal, interest or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise and other than the payment of (i) any commitment fees under Section 2.9, (ii) default interest pursuant to Section 2.15(c) and (iii) Letter of Credit fees pursuant to Section 3.3, which in each case shall be applied pursuant to the provisions of those Sections) shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent pursuant to Section 9.7; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (without duplication of any prepayments of Swingline Loans by the Borrower pursuant to Section 2.7(f) or the application of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) to any Issuing Lender or Swingline Lender hereunder; third, to be held as security for any L/C Shortfall (without duplication of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Sections 2.7(f) and 3.4(d).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to be held as security in a cash collateral account pursuant to this Section 2.26(b) shall be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrower’s payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.

SECTION 3.         LETTERS OF CREDIT

3.1          L/C Commitment.  (a)  Subject to the terms and conditions hereof, each Issuing Lender of a Class, in reliance on the agreements of the other Revolving Lenders of such Class set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) under the Revolving Commitments of such Class for the account of the Borrower or any Guarantor on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations of both Classes taken together would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments of such Class would be less than zero.  Each Letter of Credit shall (i) be denominated, in the case of the Dollar Revolving Commitments, in Dollars, or in the case of the Multicurrency Revolving Commitments, in Dollars or in any Agreed Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is three Business Days prior to the Revolving Termination Date (unless cash collateralized or backstopped, in each case in a manner agreed to by the Borrower and the Issuing Lender); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)           No Issuing Lender shall at any time be obligated to issue any Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) if such issuance (or such amendment, renewal or extension) would conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law and Barclays Bank PLC shall not be obligated to issue any documentary or commercial letters of credit (as opposed to standby letters of credit) hereunder.

3.2          Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower.  Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance (or such amendment, renewal or extension, as the case may be) thereof.  Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Lenders, notice of the issuance (or such amendment, renewal or extension, as the case may be) of each Letter of Credit issued by it (including the amount and Currency thereof).

3.3          Fees and Other Charges.  (a) The Borrower will pay a fee on each outstanding Letter of Credit of each Class requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility (minus the fronting fee referred to below), on the face amount of such Letter of Credit, which fee shall be shared ratably among the Revolving Lenders of such Class and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided that, with respect to any Defaulting Lender, such Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Lender’s ratable share of any letter of credit fee shall otherwise have been due and payable by the Borrower prior to such time; provided further that any Defaulting Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit shall accrue for the account of each Non-Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit which has been reallocated to such Non-Defaulting Lender pursuant to Section 3.4(d) and with respect to any L/C Shortfall either (i) if the Borrower has paid to the Administrative Agent, an amount of cash or Cash Equivalent equal to the amount of the L/C Shortfall to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent, for the account of the Borrower or (ii) otherwise, for the account of the Issuing Lenders, in each case so long as such Lender shall be a Defaulting Lender.  In addition, the Borrower shall pay to each Issuing Lender of a Class for its own account a fronting fee on the aggregate face amount of all outstanding Letters of Credit of such Class issued by it to the Borrower of 0.25% per annum, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)           In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses agreed to by the Borrower and such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower.

3.4          L/C Participations.  (a) Each Issuing Lender of a Class irrevocably agrees to grant and hereby grants to each L/C Participant of such Class, and, to induce such Issuing Lender to issue Letters of Credit of such Class, each L/C Participant of such Class irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Dollar Revolving Percentage or Multicurrency Revolving Percentage, as the case may be, in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit of the applicable Class issued by it and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant of a Class agrees with each Issuing Lender of such Class that, if a draft is paid under any Letter of Credit of such Class issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Dollar Revolving Percentage or Multicurrency Revolving Percentage, as the case may be, of the amount of such draft, or any part thereof, that is not so reimbursed (“L/C Disbursements”); provided that nothing in this paragraph shall relieve the Issuing Lender of any liability resulting from gross negligence or willful misconduct of such Issuing Lender.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b)           If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section shall be presumptively correct in the absence of manifest error.

(c)           Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a) such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such

Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)           Notwithstanding anything to the contrary contained in this Agreement, in the event an L/C Participant becomes a Defaulting Lender, then such Defaulting Lender’s Revolving Percentage in all outstanding Letters of Credit will automatically be reallocated among the L/C Participants that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s Revolving Percentage (calculated without regard to the Revolving Commitment of the Defaulting Lender) but only to the extent that no Default or Event of Default shall have occurred and be continuing at the time of such reallocation (provided, that such amounts shall be automatically reallocated upon the cure or waiver of such Default or Event of Default) and that such reallocation does not cause the Revolving Extensions of Credit of any Non-Defaulting Lender to exceed the Revolving Commitment of such Non-Defaulting Lender.  If such reallocation cannot, or can only partially be effected, the Borrower shall, within five Business Days after written notice from the Administrative Agent, pay to the Administrative Agent, an amount of cash equal to such Defaulting Lender’s Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(d)) to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.  So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ Revolving Percentage, as applicable, of the outstanding Revolving Loans, Swingline Loans and their participations in Letters of Credit after giving effect to any such requested Letter of Credit would exceed (such excess, the “L/C Shortfall”) the aggregate Revolving Commitments of the Non-Defaulting Lenders, unless the Borrower shall pay to the Administrative Agent, an amount of cash or Cash Equivalents equal to the amount of the L/C Shortfall, such cash or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

3.5          Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse each Issuing Lender on the Business Day following the date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit issued by such Issuing Lender at the Borrower’s request and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”); provided that if such notice is given to the Borrower before 11:00 A.M., New York City time, the Borrower agrees to reimburse such Issuing Lender on the Business Day when such notification was given.  Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice, the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(c).

3.6          Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Lender, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents, as determined, in each case, in a final non-appealable judgment by a court of competent jurisdiction.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents, as determined, in each case, in a final non-appealable judgment by a court of competent jurisdiction.  The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7          Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8          Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.         REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly represent and warrant (as to itself and each of its Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date and on the date of each borrowing of Loans or issuance of a Letter of Credit hereunder that:

4.1          Financial Condition.  The audited consolidated balance sheet of Holdings and its Subsidiaries as at September 30, 2009, September 30, 2010 and September 30, 2011, and the related statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the financial condition of Holdings and its Subsidiaries, as at such date, and the results of, their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended.  The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at June 30, 2012, and the related unaudited statements of income and of cash flows for the nine-months ended on such date present fairly in all material respects the financial condition of Holdings and its Subsidiaries, as at such date, and the results of, their operations, their cash flows and their changes in stockholders’ equity for the nine-month period then ended (subject to normal year-end audit adjustments and the lack of footnotes).

All such financial statements, including the related schedules and notes thereto and year end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).

4.2          No Change.  There has been no event, development or circumstance since September 30, 2011 that has had or will have a Material Adverse Effect.

4.3          Existence; Compliance with Law.  Each of Holdings and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where if applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not have a Material Adverse Effect.

To the extent applicable and except where a failure to comply would not reasonably be expected to have a Material Adverse Effect, each Loan Party and Subsidiary of Holdings is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (“OFAC”) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act and (iii) the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).  No part of the proceeds of the Loans will be used, directly or indirectly, for (i) any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or (ii) the purpose of funding any activity or business for any Person currently subject to any U.S. sanctions administered by OFAC or the government of a country the subject of U.S. sanctions administered by OFAC.

4.4          Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder.  Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  Except as would not have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.17.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles

(whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) except as would not have a Material Adverse Effect, violate any Requirement of Law or any Contractual Obligation of Holdings or any of its Restricted Subsidiaries or (c) except as would not have a Material Adverse Effect, result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6          No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings and the Borrower, likely to be commenced within a reasonable time period against Holdings or any of its Restricted Subsidiaries or against any of their Properties or revenues which, taken as a whole, (a) are material and adverse with respect to any of the Loan Documents or (b) would reasonably be expected to have a Material Adverse Effect.

4.7          No Default.  No Default or Event of Default has occurred and is continuing.

4.8          Ownership of Property; Liens.  Except as set forth in Schedule 4.8A, each of Holdings and its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property (other than Intellectual Property), in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents.  Schedule 4.8B lists all real property which is owned or leased by any Loan Party as of the Closing Date.

4.9          Intellectual Property.  Each of Holdings and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens except as permitted by the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  To Holdings’ or the Borrower’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority against Holdings or any of its Restricted Subsidiaries and neither Holdings nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel or question the validity of, Holdings’ or any Restricted Subsidiary’s rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect.  To Holdings’ or the Borrower’s knowledge, no claim has been asserted or threatened or is pending by any Person challenging or questioning the use by Holdings or its Restricted Subsidiaries of any Intellectual Property owned by the Borrower or any of its Restricted Subsidiaries or the validity or effectiveness of any Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect.  To the Borrower’s knowledge, the use of Intellectual Property by Holdings and its Restricted Subsidiaries does not infringe on the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect.  Holdings and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10        Taxes.  Each of Holdings and its Restricted Subsidiaries (i) has filed or caused to be filed all federal, state, provincial and other tax returns that are required to be filed and (ii) has paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of Holdings or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.11        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board.  If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12        ERISA.  (a)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; neither Holdings nor any of its Restricted Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; neither Holdings nor any of its Restricted Subsidiaries would become subject to any liability under ERISA if Holdings or such Restricted Subsidiary were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and no Multiemployer Plan is in Reorganization or Insolvent.

(b)           Holdings and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than Holdings and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of Holdings and its Restricted Subsidiaries to pay money.

4.13        Investment Company Act.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14        Subsidiaries.  (a)  The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of Holdings at the Closing Date.  Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

(b)           As of the Closing Date, except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Borrower or any of Holdings’ Restricted Subsidiaries.

4.15        Environmental Matters.  Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect: none of Holdings or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any Environmental Liability.

4.16        Accuracy of Information, etc.  As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.  As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.17        Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral described therein ( including any proceeds of any item of Collateral); provided that for purposes of this Section 4.17(a), Collateral shall be deemed to exclude any Property expressly excluded from the definition of “Collateral” as set forth in the Guarantee and Collateral Agreement, including, without limitation, Deposit Accounts (as defined in the Guarantee and Collateral Agreement).  In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.17 (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement are made, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 4.17 and the filings specified on Schedule 3 to the Guarantee and Collateral Agreement, and through the delivery of the Pledged Securities required to be delivered on the Closing Date (or after the Closing Date pursuant to Section 6.12)), as security for the Obligations, in each case prior and superior in right to any other Person (except (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement.

(b)           Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the mortgaged property described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage).

4.18                        Solvency.  As of the Closing Date, the Loan Parties, taken as a whole, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

SECTION 5.                            CONDITIONS PRECEDENT

5.1                               Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                 Credit Agreement; Security Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Collateral Agent, Holdings, the Borrower, the Joint Lead Arrangers and the initial Lenders party hereto and (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

(b)                                 Fees.  The Agents, the Joint Lead Arrangers and the Joint Bookrunners shall have received all fees required to be paid (including those to be passed on to the Lenders), and all reasonable out-of-pocket expenses of the Agents for which reasonably detailed invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date.

(c)                                  Solvency Certificate.  The Administrative Agent shall have received a solvency certificate signed by the chief financial officer on behalf of Holdings, substantially in the form of Exhibit G hereto.

(d)                                 Lien Searches.  The Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date.

(e)                                  Closing Certificate.  The Administrative Agent shall have received a certificate of each of the Loan Parties, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(f)                                   Legal Opinions.  The Administrative Agent shall have received an executed legal opinion of Latham & Watkins LLP, counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit E.

(g)                                  Pledged Stock; Stock Powers.  Except as contemplated pursuant to Section 6.12, the Collateral Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(h)                                 Filings, Registrations and Recordings.  Each Security Document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein with the priority provided for in the Security Documents, shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.  To the extent the perfection of the Collateral Agent’s security interest in real property may not be accomplished on or prior to the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, then the perfection of the security interest in such real property shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but, instead, may be accomplished within a period after the Closing Date reasonably acceptable to the Borrower and the Collateral Agent.

(i)                                     Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5(c).

(j)                                    Existing Credit Agreement.  The Administrative Agent shall have received evidence reasonably satisfactory that the Existing Credit Agreement has been or concurrently with the Closing Date is being repaid in full and all commitments to lend or make other extensions of credit thereunder have been terminated and all liens securing such indebtedness or other obligations thereunder have been released and/or terminated.

(k)                                 KYC Information.  At least five Business Days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”); provided that such information has been reasonably requested in writing by the Administrative Agent at least ten Business Days prior to the Closing Date.

5.2                               Conditions to Each Extension of Credit.  The agreement of each Lender to make any Loan or to issue or participate in any Letter of Credit hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)                                 Representations and Warranties.  (i) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by Holdings as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.                            AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower (on behalf of itself and each of its Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Cash Management Obligations), Holdings and the Borrower shall and shall cause each of its Restricted Subsidiaries to:

6.1                               Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on IntraLinks or another similar electronic platform (the “Platform”)):

(a)                                 Within 120 days after the end of each fiscal year of Holdings, commencing with the fiscal year ended September 30, 2012, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)                                 as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, commencing with the fiscal quarter ended December 31, 2012, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of footnotes).

The Borrower may satisfy its obligations under Section 6.1(a) in respect of any fiscal year of Holdings by furnishing Holdings’ annual report on Form 10-K for such year and under Section 6.1(b) in respect of any fiscal quarter of any fiscal year of Holdings by furnishing Holdings’ quarterly report on Form 10-Q for such quarter, in each case, as filed with the SEC.

Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.wescoair.com (or such other website as the Borrower shall designate in writing to the Administrative Agent), or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2                               Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (f), to the relevant Lender:

(a)                                 to the extent permitted by the internal policies of such independent certified public accountants, concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants in customary form reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)                                 concurrently with the delivery of each set of consolidated financial statements pursuant to Sections 6.1(a) and 6.1(b), (i) a certificate of a Responsible Officer on behalf of Holdings stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) (x) if applicable for such period, a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings and its Subsidiaries with the provisions of Section 7.1 as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be and (y) to the extent not previously disclosed to the Administrative Agent, a description of any new Subsidiary and of any change in the jurisdiction of organization of any other Loan Party and a listing of any material United States Intellectual Property filings by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (iii) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(c)                                  as soon as available, but in any event not later than 60 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income;

(d)                                 promptly after the same are sent, copies of all financial statements and material reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities (except for Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;

(e)                                  promptly upon delivery thereof to Holdings or the Borrower and to the extent permitted, copies of any accountants’ letters addressed to its Board of Directors (or any committee thereof); and

(f)                                   promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request.

Notwithstanding anything to the contrary in this Section 6.2, (a) none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Borrower as “Public Side” information, the Administrative Agent shall deliver such information only to Lenders that have affirmatively requested to receive material non-public information with respect to any Loan Party or its securities for purposes of United States federal or state securities laws (the “Private-Side Lenders”)); provided that there is no requirement that the Borrower identify any such information as “Public Side”.

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.wescoair.com (or such other website as the Borrower shall designate in writing to the Administrative Agent), or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks, IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3                               Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of Holdings or its Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4                               Conduct of Business and Maintenance of Existence, etc.; Compliance.  (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5                               Maintenance of Property; Insurance.  (a) Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material United States Intellectual Property owned by the Borrower or its Restricted Subsidiaries, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Maintain insurance with financially sound and reputable insurance companies on all its material Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.  All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as insured party or loss payee.

6.6                               Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material financial dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent, and in no event shall there be more than one such visit per year except during the continuance of an Event of Default), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings and its Restricted Subsidiaries with officers and employees of Holdings and its Restricted Subsidiaries and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings and its Restricted Subsidiaries with its independent certified public accountants; provided that a Responsible Officer of Holdings shall be present during such discussion and any such discussions with Holdings’ independent certified public accountants at Holdings’ expense shall, except while an Event of Default has occurred and is continuing, be limited to one meeting per calendar year.

6.7                               Notices.  Promptly upon a Responsible Officer of Holdings or any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Lender) of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any litigation, investigation or proceeding which may exist at any time between Holdings or any of its Restricted Subsidiaries and any other Person, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c)                                  the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after Holdings or any Restricted Subsidiary knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of Holdings or any of its Restricted Subsidiaries to pay money;

(d)                                 any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(e)                                  the acquisition of any Property after the Closing Date in which the Collateral Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 6.8.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.8                               Additional Collateral, etc.  (a) With respect to any Property (other than Vehicles, bank accounts, cash, Cash Equivalents, Foreign Cash Equivalents and other assets expressly excluded from the Collateral pursuant to the Security Documents) located in the United States having a value, individually or in the aggregate of at least $5,000,000 acquired after the Closing Date by any Loan Party (other than (x) any interests in real property and any Property described in paragraph (c) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) or (bb) and (z) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (i) give notice of such Property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Collateral Agent for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.  If any amount in excess of $5,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security, Security or Chattel Paper (or, if more than $5,000,000 in the aggregate payable under or in connection with the Collateral shall become evidenced by Instruments, Certificated Securities, Securities or Chattel Paper), such Instrument, Certificated Security, Security or Chattel Paper shall be promptly delivered to the Collateral Agent indorsed in a manner reasonably satisfactory to the Collateral Agent to be held as Collateral pursuant to this Agreement.

(b)                                 With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g) or (bb)), (i) give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent execute and deliver a first priority Mortgage (subject to liens permitted by Section 7.3) in favor of the Collateral Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Collateral Agent determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Collateral Agent (A) provide the Lenders with a lenders’ title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Collateral Agent, and (B) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary by the Collateral Agent, in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent,  (iii) if requested by the Collateral Agent deliver to the Collateral Agent (A) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent and (B) flood certificates covering each real property subject to a Mortgage hereunder in form and substance acceptable to the Administrative Agent, certified to the Collateral Agent (in its capacity as such) and setting forth whether or not each such real property is located in a flood hazard area, as determined by designation of each such real property in a specified flood hazard zone by reference to the applicable FEMA map.

(c)                                  Except as otherwise contemplated by Section 7.8(p), with respect to any new Domestic Subsidiary that is a Material Subsidiary (and is not an Excluded Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include (x) any previously non-wholly owned Domestic Subsidiary that becomes wholly owned and is a Material Subsidiary (and is not an Excluded Subsidiary) and (y) any Domestic Subsidiary that was previously an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary (and is not an Excluded Subsidiary) or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) if such new Subsidiary is a wholly owned Domestic Subsidiary (and is not an Excluded Subsidiary), cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.

(d)                                 With respect to any new first tier Foreign Subsidiary that is a Material Subsidiary (and is not an Excluded Subsidiary other than by reason of being a Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any first-tier Foreign Subsidiary that previously was an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary or a Restricted Subsidiary, as applicable, and is not an Excluded Subsidiary other than by reason of being a Foreign Subsidiary) by any Loan Party, and with respect to any Subsidiary that was an Excluded Subsidiary but has ceased to be an Excluded Subsidiary, promptly (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock (other than Excluded Capital Stock as defined in the Guarantee and Collateral Agreement)

of such Subsidiary that is owned by such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any Foreign Subsidiary be required to be so pledged), and (ii) to the extent permitted by applicable law, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Collateral Agent, necessary to perfect or ensure appropriate priority the Lien of the Collateral Agent thereon.

(e)                                  Notwithstanding anything in this Section 6.8 to the contrary, neither Holdings nor any of its Restricted Subsidiaries shall be required to take any actions in order to perfect the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties under the laws of any jurisdiction outside the United States.

6.9                               Further Assurances.  Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described in Section 4.17 (to the extent such security interest can be perfected through the filing of UCC-1 financing statements, the Intellectual Property filings to be made pursuant to Schedule 3 of the Guarantee and Collateral Agreement or the delivery of Pledged Securities required to be delivered under the Guarantee and Collateral Agreement), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral.  From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

6.10                        Use of Proceeds.  The proceeds of the Term Loans shall be used to repay the loans outstanding and other amounts owing under the Existing Credit Agreement, to pay related fees and expenses and for other general corporate purposes of the Borrower and its Subsidiaries not prohibited by this Agreement.  The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit shall be used to finance Permitted Acquisitions and Investments permitted hereunder and for other general corporate purposes of Holdings and its Subsidiaries not prohibited by this Agreement.

6.11                        Changes in Jurisdictions of Organization; Name.  In the case of any change to the name or jurisdiction of organization of any Loan Party, promptly deliver to the Collateral Agent a written notice and any additional executed financing statements, financing change statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for in the Security Documents.

6.12                        Post-Closing Obligations.  Promptly deliver to the Collateral Agent, and in any event no later than 30 calendar days (or such other time period as the Collateral Agent may reasonably agree) from the Closing Date, the Pledged Stock (as such term is defined in the Guarantee and Collateral Agreement) of Wesco Aircraft Mexico S.A. de C.V., Rising Bay Limited and Wesco Aircraft Hardware India Private Limited to the extent required to be delivered pursuant to the terms of the Guarantee and Collateral Agreement.

SECTION 7.                            NEGATIVE COVENANTS

Each of Holdings and the Borrower (on behalf of itself and each of its Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Cash Management Obligations), neither Holdings nor the Borrower shall, and shall not permit any of their respective Restricted Subsidiaries to:

7.1                               Financial Condition Covenants.

(a)                                 Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio of Holdings as at the last day of any period of four consecutive fiscal quarters of Holdings ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Consolidated Total Leverage Ratio
December 31, 2012 – March 31, 2014	4.00:1.00
June 30, 2014 - March 31, 2015	3.75:1.00
June 30, 2015 and thereafter	3.50:1.00

(b)                                 Consolidated Net Interest Coverage Ratio.  Permit the Consolidated Net Interest Coverage Ratio of Holdings as of the last day of any Test Period to be less than 2.25:1.00.

7.2                               Indebtedness.  Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness of any Loan Party pursuant to any Loan Document or Hedge Agreements or in respect of any Cash Management Obligations;

(b)                                 Indebtedness (i) of Holdings or the Borrower to any of its Restricted Subsidiaries, (ii) of any Subsidiary Guarantor to Holdings or any Restricted Subsidiary and (iii) of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary and any refinancings, refundings, renewals or extensions thereof (without any increase (excluding accrued interest) in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(c)                                  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed the greater of (a) $37,500,000 and (b) 4% of consolidated total assets of Holdings and its Restricted Subsidiaries at any one time outstanding;

(d)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, replacements, refundings, renewals or extensions thereof (without any increase (excluding accrued interest and the amount of reasonable fees and expenses incurred and premiums paid in connection therewith) in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e)           Guarantee Obligations (i) by Holdings or any of its Restricted Subsidiaries of obligations of any Loan Party, (ii) by any Non-Guarantor Subsidiary of obligations of any other Non-Guarantor Subsidiary;

(f)            Indebtedness of Non-Guarantor Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit in the ordinary course of business not to exceed at any one time outstanding an aggregate principal amount equal to the sum of $45,000,000;

(g)           Indebtedness of Holdings or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by Holdings or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(h)           (i) Indebtedness of any Non-Guarantor Subsidiary to a Loan Party and (ii) Guarantee Obligations of the Loan Parties of Indebtedness for Borrowed Money of any joint venture or Non-Guarantor Subsidiaries, in an aggregate principal amount for all such Indebtedness and, without duplication, Guarantee Obligations not to exceed the greater of (a) (i) $45,000,000 and (ii) 4% of consolidated total assets of Holdings and its Restricted Subsidiaries at any one time outstanding plus (b) an amount equal to the Available Amount;

(i)            Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of acquisitions or Investments permitted by Section 7.8 (both before or after any liability associated therewith becomes fixed).

(j)            additional Indebtedness of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount (for Holdings and all Restricted Subsidiaries) not to exceed $30,000,000 at any one time outstanding;

(k)           Indebtedness under a Permitted Seller Note issued as consideration in connection with a Permitted Acquisition under Section 7.8(f), in an aggregate principal amount not to exceed $45,000,000 at any one time outstanding;

(l)            Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, appeal and surety bonds, completion guaranties and other obligations of a similar nature, in each case in the ordinary course of business;

(m)          Indebtedness incurred by Holdings or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Holdings;

(n)           Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(o)           Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6(b); provided that such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(p)           unsecured, senior subordinated or subordinated Indebtedness of the Loan Parties (such Indebtedness and/or guarantees incurred under this clause (p) being collectively referred to as the “Permitted Subordinated Indebtedness”); provided that (i) no scheduled principal payments, prepayments, redemptions or sinking fund or like payments of any Permitted Subordinated Indebtedness shall be required prior to the date at least 180 days after the maturity date of the Term Loans, (ii) the terms of any Permitted Subordinated Indebtedness shall not be more restrictive in any respect on the Loan Parties than the provisions of this Agreement, (iii) the terms of subordination applicable to any Permitted Subordinated Indebtedness shall be reasonably satisfactory to the Administrative Agent and shall, in any event, define “senior indebtedness” or a similar phrase for purposes thereof to include all of the Obligations of the Loan Parties, (iv) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (v) the pro forma Consolidated Total Leverage Ratio, after giving effect to the incurrence of such Permitted Subordinated Indebtedness (as if such Permitted Subordinated Indebtedness had been incurred on the first day of the most recently completed Test Period, shall not exceed 3.50:1.00;

(q)           Indebtedness of any Loan Party as an account party in respect of trade letters of credit issued in the ordinary course of business;

(r)            Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(s)            Guarantee Obligations made in the ordinary course of business; provided that such Guarantees are not of Indebtedness for Borrowed Money and such Guarantee Obligations would not otherwise in the aggregate reasonably be expected to have a Material Adverse Effect;

(t)            Indebtedness of any Person that becomes a Restricted Subsidiary as part of a Permitted Acquisition or other permitted Investment after the Closing Date, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or shorten maturity (other than by an amount not greater than accrued interest, fees and expenses, including premium and defeasance costs, associated therewith), add Holdings or any Restricted Subsidiary as a new obligor or new property of Holdings or any Restricted Subsidiary as security therefor or result in a decreased average weighted life thereof during the term of this Agreement; provided that (A) such acquired Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such acquired Indebtedness refinanced (and did not increase principal (except for accrued interest premium or fees) or shorten maturity during the term of this Agreement) other Indebtedness to facilitate such entity becoming a Restricted Subsidiary), (B) the aggregate principal amount of Indebtedness permitted by this clause (t) shall not at any one time outstanding exceed the greater of (a) $30,000,000 and (b) 2.5% of the consolidated total assets of Holdings and its Restricted Subsidiaries and (C) neither Holdings nor any Restricted Subsidiary shall be a new obligor therefor and no new property of Holdings or any Restricted Subsidiary shall provide security therefor;

(u)           Indebtedness of Holdings or any other Loan Party incurred to finance any acquisition or other Investment permitted under Section 7.8(f) in an aggregate amount for all such Indebtedness not to exceed the greater of (i) $75,000,000 and (ii) 6.5% of consolidated total assets

(v)           (i) Indebtedness representing deferred compensation or stock-based compensation to employees of Holdings or any Restricted Subsidiary incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Holdings or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with any Investment permitted hereunder;

(w)          Indebtedness issued by Holdings or any Restricted Subsidiary to the officers, directors and employees of Holdings or any Restricted Subsidiary, in lieu of or combined with cash payments to finance the purchase of Capital Stock of Holdings or the Borrower, in each case, to the extent such purchase is permitted by Section 7.6(b);

(x)           Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(y)           any accretion of interest paid in kind on obligations described in clauses (a) through (x) above; and

(z)           intercompany loans made to a Restricted Subsidiary to the extent constituting a permitted Investment pursuant to Section 7.8(bb).

7.3          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Holdings or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)           pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)           deposits and other Liens to secure the performance of bids, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory obligations, surety judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

(f)            Liens in existence on the date hereof listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the fair market value of the Property to which such Lien is attached is less than $2,000,000), securing Indebtedness permitted by Section 7.2(d) and Liens created after the date hereof in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional Property of Holdings or any Restricted Subsidiary after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)           (i) Liens securing Indebtedness of Holdings or any Restricted Subsidiary incurred pursuant to Sections 7.2(c), 7.2(f), 7.2(h), 7.2(j), 7.2(k), 7.2(n), 7.2(r), 7.2(t), or 7.2(u); provided that (A) in the case of any such Liens securing Indebtedness incurred pursuant to Sections 7.2(c), 7.2(k) or 7.2(u) to the extent incurred to finance Permitted Acquisitions or Investments permitted under Section 7.8, (x) such Liens shall be created substantially concurrently with the acquisition of the assets financed by such Indebtedness, (y) such Liens do not at any time encumber any Property of Holdings or any Restricted Subsidiary other than the Property financed by such Indebtedness and the proceeds thereof and (z) the principal amount of Indebtedness secured thereby is not increased, (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section and (C) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(j), the principal amount of Indebtedness secured thereby shall not exceed $20,000,000;

(h)           Liens created pursuant to the Security Documents;

(i)            any interest or title of a lessor under any lease entered into by Holdings or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased, and any financing statement filed in connection with any such lease;

(j)            (i) Liens arising from judgments in circumstances not constituting an Event of Default under Section 8(h);

(k)           Liens on property or assets acquired pursuant to an acquisition permitted under Section 7.8(f) (and the proceeds thereof) or assets of a Loan Party in existence at the time such Loan Party is acquired pursuant to an acquisition permitted under Section 7.8(f) and not created in contemplation thereof;

(l)            (i) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries and (ii) Liens securing Indebtedness or other obligations of Holdings or any Subsidiary in favor of any Loan Party;

(m)          receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(n)           Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(o)           Liens arising out of consignment or similar arrangements for the sale by Holdings and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(p)           Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.8;

(q)           Liens deemed to exist in connection with Investments permitted by Section 7.8(b) that constitute repurchase obligations;

(r)            Liens upon specific items of inventory or other goods and proceeds of Holdings or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(s)            (i) cash deposits in favor of any Lender or any of their respective Affiliates securing any Hedge Agreement permitted hereunder and (ii) any other cash deposits in favor of any other party securing any Hedge Agreement permitted hereunder in an aggregate amount not to exceed $30,000,000 at any one time outstanding;

(t)            any interest or title of a lessor under any leases or subleases entered into by Holdings or any Restricted Subsidiary in the ordinary course of business and any financing statement filed in connection with any such lease;

(u)           Liens on cash and Cash Equivalents used to defease or satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(v)           (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business and (ii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the ordinary course of business;

(w)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(x)           Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(y)           Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(z)           Liens securing obligations in respect of trade-related letters of credit incurred in the ordinary course of business permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(aa)         encumbrances shown as exceptions in the title insurance policies insuring the Mortgages that don’t materially impair the use or value of the Property subject thereto; and

(bb)         other Liens with respect to obligations that do not exceed $20,000,000 at any one time outstanding.

7.4          Fundamental Changes.  Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)           (i) any Restricted Subsidiary (other than the Borrower) may be merged, amalgamated or consolidated with or into Holdings or the Borrower (provided that Holdings or the Borrower, as applicable, shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary (other than the Borrower) may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and Holdings shall comply with Section 6.8 in connection therewith);

(b)           any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(c)           Holdings or any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise (other than, in the case of Holdings, the Capital Stock of the Borrower) to any Loan Party; provided that, with respect to any such Dispositions by any Non-Guarantor Subsidiary to any Loan Party for consideration in excess of the fair value of such assets (such excess, the “Excess Amount”), the sum of, without duplication, (A) the aggregate amount of all such Excess Amounts, (B) the aggregate book value of all Property transferred pursuant to Section 7.5(h) to a Person other than a Loan Party, (C) the aggregate amount of all Differential Amounts in respect of Dispositions made pursuant to Section 7.5(l) and (D) the aggregate amount of all Investments made pursuant to Sections 7.8(h) and 7.8(q), shall not at any time while this Agreement is in effect exceed 4% of consolidated total assets of Holdings and its Restricted Subsidiaries (at the time of any transfer giving rise to any such amount or any such Investment);

(d)           any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(e)           Dispositions permitted by Section 7.5 may be consummated;

(f)            any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(g)           any Restricted Subsidiary may liquidate or dissolve if (i) Holdings determines in good faith that such liquidation or dissolution is in the best interest of Holdings and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Sections 7.4 or 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution.

7.5          Dispositions of Property.  Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any

Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)           (i) the Disposition of surplus, obsolete or worn out property in the ordinary course of business, (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Borrower to be no longer useful or necessary in the operation of the business;

(b)           (i) the sale of inventory or other property in the ordinary course of business (including, without limitation, Dispositions to Flintbrook and Wesco Europe in accordance with past practices), (ii) the cross-licensing or non-exclusive licensing of Intellectual Property, in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind (other than as set forth in clause (ii) above), to the extent that the Property received in such exchange is of a value equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Loan Parties subject to perfected first priority Liens in favor of the Collateral Agent under the Security Documents is not materially reduced);

(c)           Dispositions permitted by Section 7.4;

(d)           the sale or issuance of (i) any Subsidiary’s Capital Stock to any Loan Party; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to a Loan Party is otherwise permitted by Section 7.8 and (ii) the Capital Stock of any Non-Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Guarantor that is a Restricted Subsidiary, in each case, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited hereunder;

(e)           the Disposition of other assets having a fair market value not to exceed 5% of consolidated total assets of Holdings and its Restricted Subsidiaries in the aggregate; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(f)            (i) any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;

(g)           the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by Holdings or its Restricted Subsidiaries;

(h)           Holdings and any Restricted Subsidiary may transfer for fair value Property (including Capital Stock of Subsidiaries (other than the Borrower)) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that the sum of, without duplication, (A) the aggregate book value of all Property so transferred to any Person other than a Loan Party, (B) the aggregate amount of all Excess Amounts in respect of Dispositions made pursuant to Section 7.4(c), (C) the aggregate amount of all Differential Amounts in respect of Dispositions made pursuant to Section 7.5(l) and (D) the aggregate amount of all Investments made pursuant to Sections 7.8(h) and 7.8(q), shall not at any one time outstanding exceed 4% of consolidated total assets of Holdings and its Restricted Subsidiaries (at the time of any transfer giving rise to any such amount or any such Investment);

(i)            the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(j)            transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(k)           the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary;

(l)            Holdings and any Restricted Subsidiary may transfer Property (including Capital Stock of Subsidiaries (other than the Borrower)) for less than fair value (such difference, the “Differential Amount”) of any Loan Party to any Non-Guarantor Subsidiary; provided that the sum of, without duplication, (A) the aggregate amount of all such Differential Amounts, (B) the aggregate amount of all Excess Amounts in respect of Dispositions made pursuant to Section 7.4(c), (C) the aggregate book value of all Property transferred to a Person other than a Loan Party pursuant to Section 7.5(h) and (D) the aggregate amount of all Investments made pursuant to Sections 7.8(h) and 7.8(q), shall not at any one time outstanding exceed 4% of consolidated total assets of Holdings and its Restricted Subsidiaries (at the time of any transfer giving rise to any such amount or any such Investment); provided, further, that any sale or issuance of Capital Stock of an Unrestricted Subsidiary to a Loan Party is otherwise permitted by Section 7.8;

(m)          the transfer of Property (i) by any Loan Party to any other Loan Party or (ii) from a Non-Guarantor Subsidiary to (A) any Loan Party for no more than fair market value or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary; provided that any sale or issuance of Capital Stock of an Unrestricted Subsidiary to a Loan Party is otherwise permitted by Section 7.8;

(n)           the sale of Cash Equivalents and Foreign Cash Equivalents in the ordinary course of business;

(o)           sale and leaseback transactions permitted by Section 7.11;

(p)           Liens permitted by Section 7.3;

(q)           Restricted Payments permitted by Section 7.6;

(r)            Investments permitted by Section 7.8;

(s)            the factoring of receivables by Holdings or any of its Restricted Subsidiaries in accordance with past practice;

(t)            the sale or issuance of the Capital Stock of (i) any Foreign Subsidiary that is a Restricted Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary or (ii) any Foreign Subsidiary that is an Unrestricted Subsidiary to any other Foreign Subsidiary that is an Unrestricted Subsidiary, in each case, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited hereunder;

(u)           the sale or issuance of the Capital Stock of Holdings to the Permitted Investors; and

(v)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements; provided that the requirement of Section 2.12(b), to the extent applicable, are complied in connection therewith.

7.6          Restricted Payments.  Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Holdings or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a)           any Restricted Subsidiary may make Restricted Payments to any Loan Party;

(b)           Restricted Payments in connection with the acquisition by Holdings of Holdings’ common stock or other equity interests relating to Holdings’ common stock from present or former officers, directors, consultants, agents or employees (or their estates, family members or former spouses) of Holdings or any Restricted Subsidiary upon the death, disability, retirement or termination of employment of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (b) in any fiscal year of Holdings shall not exceed the sum of (i) $11,250,000, plus (ii) any proceeds received by Holdings subsequent to the date hereof in connection with sales of any common stock or common stock options sold in connection with permitted employee compensation and incentive arrangements, plus (iii) any amounts received by Holdings in such fiscal year and (to the extent not used pursuant to this clause (b)) any prior fiscal years pursuant to key man life insurance policies plus (iv) any Restricted Payments permitted (but not made) pursuant to this clause (b) in the immediately prior fiscal year; provided, that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary by any member of management of Holdings or its Restricted Subsidiaries in connection with a repurchase of the Capital Stock of the Holdings or any parent company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(c)           Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;

(d)           Holdings may purchase fractional shares of its common stock arising out of stock dividends, splits or combinations or business combinations;

(e)           Restricted Payments to the extent made with the Available Amount;

(f)            Restricted Payments to make payments provided for in the Management Agreement;

(g)           Holdings may make Restricted Payments in an aggregate amount of payments under this clause (g) not to exceed the greater of (i) $20,000,000 and (ii) 10% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Restricted Payment, in any fiscal year of Holdings; provided that no such Restricted Payment shall be permitted (i) prior to January 1, 2014 and (ii) unless Holdings is in compliance with the covenant set forth in Section 7.1(a), determined on a pro forma basis as of the last day of the most recently ended Test Period after giving effect to such Restricted Payment, and determined for this purpose as though the required Consolidated Total Leverage Ratio level were 0.50:1.00 lower than the then applicable ratio level set forth in Section 7.1(a).

(h)           Investments permitted by Section 7.8;

(i)            provided that no Default or Event of Default is continuing or would result therefrom, Holdings may make Restricted Payments in an aggregate amount not to exceed $20,000,000;

(j)            noncash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards if such Capital Stock represents a portion of the exercise price of such options or similar equity incentive awards;

(k)           to the extent constituting Restricted Payments, Holdings and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.8 and 7.10;

(l)            any non-wholly owned Restricted Subsidiary of Holdings may declare and pay cash dividends to its equity holders generally so long as Holdings or its respective Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary); and

(m)          at any time after a Qualified IPO, provided that no Default or Event of Default is continuing or would result therefrom and the Consolidated Total Leverage Ratio shall not exceed 2.00:1.00 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, both immediately prior to and immediately after giving effect to such Restricted Payment, Holdings may make unlimited Restricted Payments.

7.7          [Reserved.].

7.8          Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in Cash Equivalents and Foreign Cash Equivalents and Investments that were Cash Equivalents or Foreign Cash Equivalents when made;

(c)           Investments arising in connection with (i) the incurrence of Indebtedness permitted by Sections 7.2(b), (e), (h) and (s) and (ii) guarantees by Holdings or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(d)           loans and advances to employees, consultants or directors of Holdings or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for Holdings and all Restricted Subsidiaries) not to exceed $4,500,000 (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(e)           Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by Holdings or any of its Restricted Subsidiaries in Holdings, the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or is a Domestic Subsidiary that becomes a Subsidiary Guarantor at the time of such Investment;

(f)            (i) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a Loan Party or a part of any Loan Party or becomes (whether or not such Person is a wholly owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 6.8(c) and (ii) other Permitted Acquisitions in an aggregate purchase price (other than purchase price paid through the Available Amount) not to exceed in any fiscal year an amount equal to the greater of (i) $75,000,000 and (iii) 6.5% of consolidated total assets;

(g)           loans by Holdings or any of its Restricted Subsidiaries to the employees, officers or directors of Holdings or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such employees, officers or directors directly invest the proceeds of such loans in the Capital Stock of Holdings;

(h)           Investments by Holdings and its Restricted Subsidiaries in joint ventures or similar arrangements; provided, that the sum of, without duplication, (A) the aggregate amount of all such Investments, (B) the aggregate amount of all Excess Amounts in respect of Dispositions made pursuant to Section 7.4(c), (C) the aggregate book value of all Property transferred pursuant to Section 7.5(h), (D) the aggregate amount of all Differential Amounts in respect of Dispositions made pursuant to Section 7.5(l) and (E) the aggregate amount of all Investments made pursuant to Section 7.8(q), shall not at any one time outstanding exceed 4% of consolidated total assets of Holdings and its Restricted Subsidiaries (at the time of any transfer giving rise to any such amount or any such Investment);

(i)            Investments (including debt obligations) received in the ordinary course of business by Holdings or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and other Persons and in settlement of delinquent obligations of, and other disputes with, customers and suppliers and other Persons arising out of the ordinary course of business;

(j)            Investments (i) by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(k)           Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date and listed on Schedule 7.8, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased above the amount of such Investment set forth on Schedule 7.8;

(l)            Investments of Holdings or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m)          Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary of Holdings; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary of Holdings;

(n)           Investments by the Loan Parties in the form of loans and advances to Non-Guarantor Subsidiaries permitted to be incurred by the Non-Guarantor Subsidiaries under Section 7.2(h);

(o)           Investments so long as the aggregate amount thereof (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) at no time exceeds the greater of: (i) $37,500,000 and (ii) 4% of the consolidated total assets of Holdings and its Restricted Subsidiaries plus, in the case of clauses (i) and (ii), an amount equal to the Available Amount;

(p)           Subsidiaries may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, Holdings, the Borrower and such Subsidiary comply with the provisions of Section 6.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, Holdings complies with the provisions of Section 6.8(d), in each case, to the extent required thereunder; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.8, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Sections 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days or such longer period as Administrative Agent shall agree);

(q)           Investments by any Loan Party in any Non-Guarantor Subsidiary; provided, that the sum of, without duplication, (A) the aggregate amount of all such Investments, (B) the aggregate amount of all Excess Amounts in respect of Dispositions made pursuant to Section 7.4(c), (C) the aggregate book value of all Property transferred to any Person other than a Loan Party pursuant to Section 7.5(h), (D) the aggregate amount of all Differential Amounts in respect of Dispositions made pursuant to Section 7.5(l) and (E) the aggregate amount of all Investments made pursuant to Section 7.8(h), shall not at any time while this Agreement is in effect exceed 4% of consolidated total assets of Holdings and its Restricted Subsidiaries (at the time of any transfer giving rise to any such amount or any such Investment);

(r)            Investments arising directly out of the receipt by Holdings or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5; provided that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(s)            Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(t)            the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2(b);

(u)           any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(v)           Guarantee Obligations permitted by Section 7.2 and any payments made in respect of such Guarantee Obligations;

(w)          Investments consisting of licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other persons;

(x)           Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practice;

(y)           advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;

(z)           Investments constituting loans or advances to Holdings or a parent company in lieu of Restricted Payment permitted pursuant to Section 7.6 (and such loans and advances shall be deemed to be a utilization of the applicable baskets under Section 7.6);

(aa)         provided that (x) no Default or Event of Default is continuing or would result therefrom and (y) the Consolidated Total Leverage Ratio shall not exceed 2.00:1.00 as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, on a pro forma basis, immediately after giving effect to such Investment, any Investment; and

(bb)         Investments in Restricted Subsidiaries to fund the purchase price of any acquisition permitted pursuant to Section 7.8(f)(ii) above.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.8, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

7.9          Optional Payments and Modifications of Certain Debt Instruments.  (a)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the principal of or interest on, or any other amount owing in respect of, any Permitted Subordinated Indebtedness, except any such payment, prepayment, repurchase, redemption or defeasance made (a) with the Available Amount or (b) so long as (x) the aggregate amount of all such payments, prepayments, repurchases, redemptions or defeasances after the Closing Date shall not exceed $50,000,000 and (y) immediately following each such payment, prepayment, repurchase, redemption or defeasance, the Consolidated Total Leverage Ratio shall not exceed 2.00:1.00 as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, on a pro forma basis.

(b)           Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any agreement or instrument governing or evidencing Permitted Subordinated Indebtedness relating to subordination, maturity, amortization or mandatory prepayment, repurchase, redemption or defeasance in any manner that is materially adverse to the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

7.10        Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings or its Restricted Subsidiaries) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to Holdings or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, Holdings and its Restricted Subsidiaries may (i) pay to the Sponsor and its Affiliates fees, indemnities and expenses permitted by the Management Agreement; (ii) enter into and perform its obligations under the Management Rights Agreement; (iii) enter into any transaction with an Affiliate that is not prohibited by the terms of this Agreement to be entered into by Holdings or such Restricted Subsidiary with an Affiliate; and (iv) without being subject to the terms of this Section 7.10, enter into any transaction with any Person which is an Affiliate of Holdings only by reason of such Person and Holdings having common directors.  For the avoidance of doubt, this Section 7.10 shall not apply to (i) employment, benefit, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, officers or directors of Holdings or any of its Restricted Subsidiaries, including, without limitation, Randy Snyder or (ii) Investments by Affiliates in Qualified Capital Stock of Holdings (and/or such Affiliate’s exercise of any permitted rights with respect thereto) and investments by Affiliates in Term Loans or New Term Loans in accordance with Section 10.6(h)

7.11        Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by Holdings or any Restricted Subsidiary of real or personal property which is to be sold or transferred by Holdings or such Restricted Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings or such Restricted Subsidiary, except for (i) sales or transfers that do not exceed $30,000,000 in the aggregate at any one time outstanding, (ii) sales or transfers by any Loan Party to any other Loan Party, (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iv) any such arrangement entered into in the ordinary course of business of Holdings and its Restricted Subsidiaries.

7.12        Changes in Fiscal Periods.  Permit the fiscal year of Holdings to end on a day other than September 30.

7.13        Negative Pledge Clauses.  Enter into any agreement that prohibits or limits the ability of Holdings or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (c) software and other Intellectual Property licenses pursuant to which Holdings or such Restricted Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (d) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation, (e) any agreements regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries), (f) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.13, (g) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (h) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (i) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Sections 7.4 or 7.5, (j) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (k) restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement (i) that are consistent with prevailing market practice for similar types of Indebtedness at the time such restrictions are incurred or (ii) to which the Administrative Agent has not objected after having been afforded a period of at least five Business Days to review such restrictions and (l) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

7.14        Clauses Restricting Subsidiary Distributions.  Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, Holdings or any other Restricted Subsidiary or (b) make Investments in Holdings or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any restrictions contained in agreements related to Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case such restriction shall relate only to such Indebtedness and/or such Non-Guarantor Subsidiary and its Restricted Subsidiaries) or Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(bb), (iv) any restrictions regarding licenses or sublicenses by Holdings and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (v) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (vi) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (viii) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Sections 7.4 or 7.5, (ix) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and (x) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

7.15        Lines of Business.  Enter into any business, either directly or through any of its Restricted Subsidiaries, except for the Business or a business reasonably related thereto or that are reasonable extensions thereof.

7.16        Limitation on Hedge Agreements.  Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.

SECTION 8.         EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           The Borrower shall fail to pay (i) any principal of or premium on any Loan when due in accordance with the terms hereof, (ii) any principal of any Reimbursement Obligation within three Business Days after any such principal becomes due in accordance with the terms hereof or (iii) any interest owed by it on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)           Any Loan Party shall default in the observance or performance of any covenant contained in Section 6.7(a) or Section 7; or

(d)           Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after such Loan Party receives from the Administrative Agent or any Lender notice of the existence of such default; or

(e)           Holdings or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds $25,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f)            (i) Holdings or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) Holdings or any of its Restricted Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings or any of its Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings or any of its Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of Holdings or any of its Restricted Subsidiaries to pay money that could have a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against Holdings or any of its Material Subsidiaries (which are not Unrestricted Subsidiaries) involving for Holdings and any Material Subsidiaries (which are not Unrestricted Subsidiaries) taken as a whole a liability (not paid or fully covered by insurance or effective indemnity) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)            Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.16), to be in full force and effect in any material respect, or any Loan Party shall so assert in writing, or any Lien on any material amount of Collateral created by any of the Security Documents shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby; provided that there shall be no Event of Default under this clause (i) to the extent such Event of Default arises from (A) the resignation of the Agents or (B) the negligence or willful misconduct of the Agents following a reasonable request from Holdings or the Borrower to execute any document or take any other action relating to such Security Document or the Liens granted thereunder; or

(j)            (i) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; (ii) at any time prior to a Qualified IPO, the Permitted Investors shall cease to own directly or indirectly, free and clear of all Liens, at least 50.1% of the Capital Stock of Holdings or (iii) at any time after a Qualified IPO, (x) a majority of the Board of Directors of Holdings shall not be Continuing Directors or (y) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan, and excluding the Permitted Investors) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date), directly or indirectly, of more than the greater of (A) 35% of the then outstanding voting securities having ordinary voting power of Holdings and (B) the percentage of the then outstanding voting securities having ordinary voting power of Holdings owned, directly or indirectly, beneficially by the Permitted Investors (it being understood that if any such person or group includes one or more Permitted Investors, the outstanding voting securities having ordinary voting power of Holdings directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (B) is triggered);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired, backstopped or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by Holdings and the Borrower.

SECTION 9.         THE AGENTS

9.1          Appointment.  Each Lender and the Issuing Lenders hereby irrevocably designates and appoints each Agent as the agent of such Lender or Issuing Lender under the Loan Documents and each such Lender and Issuing Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto.

9.2          Delegation of Duties.  Each Agent may execute any of its duties under the applicable Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3          Exculpatory Provisions.  Notwithstanding any provision to the contrary elsewhere in this Agreement:

(a)           Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, each Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders; provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)           Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4          Reliance by the Agents.  The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder that by its terms must be fulfilled to the satisfaction of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility), each Agent may presume that such condition is satisfactory to the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility) unless such Agent shall have received notice to the contrary from the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility) prior to any such condition being fulfilled.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts, except to the extent any losses, claims, damages, liabilities or expenses resulting from any such action (or inaction) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Agent-Related Party.

9.5          Notice of Default.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders.  The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility); provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6          Non-Reliance on Agents and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.7                               Indemnification.  The Lenders agree to indemnify each Agent, Issuing Lender, Joint Lead Arranger and Joint Bookrunner (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against each such Agent, Issuing Lender, Joint Lead Arranger or Joint Bookrunner in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by each such Agent, Issuing Lender, Joint Lead Arranger or Joint Bookrunner, under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Lender’s, Joint Lead Arranger’s or Joint Bookrunner’s, as applicable, gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. Federal Income Tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. Federal Income Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. Federal Income Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

9.8                               Agent in Its Individual Capacity.  Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Agent were not an Agent hereunder and without any duty to account therefor to the Lenders.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity.

9.9                               Successor Agents.

(a)                                 Any Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of such bank with an office in New York, New York, which successor agent shall (unless an Event of Default under Sections 8.1(a) or 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to the approval of the Borrower (which approval shall not be unreasonably withheld or delayed).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If at any time either the Borrower or the Required Lenders determine that any Person serving as an Agent is a Defaulting Lender due to a bankruptcy event, the Borrower by notice to the Lenders and such Person or the Required Lenders by notice to the Borrower and such Person may remove such Person as an Agent.  If such Person is removed as an Agent, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans.  Such removal will, to the fullest extent permitted by applicable law, be effective on the date a replacement Agent is appointed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of a successor agent’s appointment as Agent hereunder, such successor agent shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor agent.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 9.7 shall continue in effect for the benefit of such retiring or removed Agent in respect of any actions taken or omitted to be taken by such Agent while such Agent was acting as an Agent.

9.10                        Authorization to Release Liens and Guarantees.  The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.16.

9.11                        Joint Lead Arrangers, Joint Bookrunners, Documentation Agents and Syndication Agents.  None of the Joint Lead Arrangers, the Joint Bookrunners, the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in their respective capacities as such, and none of the Joint Lead Arrangers, Joint Bookrunners, the Documentation Agents

and Syndication Agents shall be deemed to have any fiduciary relationship with any Lender or any other Person by reason of this Agreement or any other Loan Document.

9.12                        Issuing Lender

Each Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the benefits and immunities (a) provided to the Agents in this Section 9 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it as fully as if the term “Agent” as used in this Section 9, and (b) as additionally provided herein with respect to each Issuing Lender.

9.13                        Administrative Agent May File Proof of Claims.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 9.7, as applicable) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 9.7, as applicable.

SECTION 10.                     MISCELLANEOUS

10.1                        Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agents and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Swingline Lender, the Issuing Lenders, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agents may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or premium payable hereunder (except (A) in connection with the waiver of applicability of any post default increase in interest rates and (B) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement (other than in connection with Dispositions permitted hereunder), in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of paragraph (a), (b) or (c) of Section 2.18 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Agents; (vii) amend, modify or waive any provision of Sections 2.6 or 2.7 with respect to Swingline Loans of any Class without the written consent of the Swingline Lender with respect to such Class; (viii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders or (ix) reduce the percentage specified in the definition of Required Prepayment Lenders without the written consent of each Term Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding anything to the contrary herein, no Defaulting Lender or Affiliate Lender (other than any Debt Fund Affiliate) shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders or Affiliate Lenders (other than Debt Fund Affiliates)), except that (x) the Commitment of any Defaulting Lender or Affiliate Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender or Affiliate Lender and (y) any waiver, amendment or modification that by its terms affects any Defaulting Lender or Affiliate Lender in its capacity as a Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender or Affiliate Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agents, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, New Term Loans (if any) and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agents, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the then outstanding Term Loans or New Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans then outstanding plus accrued interest, fees, discounts, premiums and expenses, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans or New Term Loans in effect immediately prior to such refinancing.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agents, Holdings, the Borrower and the Lenders providing the relevant Replacement Revolving Commitments (as defined below) to permit the refinancing of all or a portion of the then outstanding Revolving Commitments of either Class (“Refinanced Revolving Commitments”) with a replacement revolving tranche hereunder (“Replacement Revolving Commitments”); provided that (i) the aggregate amount of such Replacement Revolving Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Commitments then outstanding, (ii) the maturity date or commitment termination date of such Replacement Revolving Commitments shall not be earlier than the maturity date or commitment termination date of such Refinanced Revolving Commitments at the time of such refinancing and (iii) all other terms applicable to such Replacement Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Commitments than, those applicable to such Refinanced Revolving Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the final maturity of the Revolving Loans in effect immediately prior to such refinancing.

In addition, notwithstanding anything to the contrary herein (i) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all of the Lenders of any Class to make one or more amendments or modifications to (A) allow the maturity and scheduled amortization of the Loans and/or Commitments of the Accepting Lenders (as defined below) to be extended and (B) increase the Applicable Margins and/or Applicable Commitment Fee Rate payable with respect to the Loans and Commitments of the Accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective.  Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made.  The Borrower, each Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent an agreement containing the terms of the Permitted Amendments (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent)

necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made and (ii) any amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, that by its express terms amends or modifies the rights or duties under this Agreement or such other Loan Document of Lenders under a particular Facility (but not Lenders under any other Facility) and that would require Required Lender approval under Section 10.1 may be effected by an agreement or agreements in writing signed by the Company or the applicable Loan Party, as the case may be, and the Majority Facility Lenders under each affected Facility as if all such affected Lenders under the applicable Facility were the only Lenders hereunder at the time.

Furthermore, notwithstanding the foregoing, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; it being understood that posting such amendment electronically on IntraLinks, IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

Notwithstanding anything to the contrary contained herein, in connection with any “Required Lender”, “Majority Facility Lender” or “Required Prepayment Lender” votes, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate to account for more than 50% of the amounts includable in determining whether the “Required Lenders”, “Majority Facility Lender” or “Required Prepayment Lender” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote.  The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

10.2                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:

Wesco Aircraft Holdings, Inc.

27727 Avenue Scott

Valencia, California 91355

Attention: General Counsel

Telecopy: (661) 621-6339

Telephone: (661) 802-5059

in each case with a copy to:

The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, DC 20004

Attention:  Dayne Baird

Telecopy: (202) 347-9250
Telephone: (202) 729-5463

With a copy to:	Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004
Attention: Jennifer Van Driesen
Telecopy: 202-637-2201
Telephone: 202-637-2252

Borrower:

Wesco Aircraft Hardware Corp.

27727 Avenue Scott

Valencia, California 91355

Attention: General Counsel

Telecopy: (661) 621-6339

Telephone: (661) 802-5059

in each case with a copy to:

The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, DC 20004

Attention:  Dayne Baird

Telecopy: (202) 347-9250

Telephone: (202) 729-5463

With a copy to:	Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004
Attention: Jennifer Van Driesen
Telecopy: 202-637-2201
Telephone: 202-637-2252

Agents:	Barclays Bank PLC 745 Seventh Avenue, 27th Floor New York, NY 10019
Attention: Patrick Kerner
Telecopy: 212-526-1447
Telephone: 212-526-1456 Email: Patrick.kerner@barclays.com

With a copy to:	Barclays Bank PLC 1301 Avenue of the Americas New York, NY 10019

Attention: Ralph Townley
Telecopy: 917-522-0569
Telephone: 212-320-7077 Email: Ralph.townley@barclays.com XraUSLoanOps5@barclays.com provided that any notice, request or demand to or upon the Agents, the Lenders, Holdings or the Borrower shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Agents, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (i) above, of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

The Borrower, the Administrative Agent, each Issuing Lender and each Swingline Lender may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent and (in the case of a Revolving Lender) to each Issuing Lender and each Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire transfer instructions for such Lender.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including the U.S. Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of the U.S. Federal or state securities Laws.  In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Agents and other Lenders may have access to such information and (ii) neither the Borrower nor any Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such information.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  NEITHER THE AGENTS, NOR THEIR RESPECTIVE AFFILIATES, NOR THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, TRUSTEES, ADMINISTRATORS, MANAGERS, ADVISORS AND REPRESENTATIVES OF THE AGENTS OR THEIR RESPECTIVE AFFILIATES AND SUCH PERSON’S AFFILIATES (collectively, the “Agent-Related Parties”) WARRANT THE ACCURACY OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent-Related Party have any liability to the Borrower, any Lender, any Issuing Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Agent-Related Party; provided that in no event shall any Agent-Related Party have any liability to the Borrower, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential damages or punitive damages (as opposed to direct or actual damages).

The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of Term Loan or Revolving Loan borrowings and other telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Issuing Lender, each Lender and their respective Indemnitees of each of them for all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Person.  All telephonic notices to and telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereby consents to such recording.

10.3                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any other Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent)

hereunder and under the other Loan Documents, (ii) each Issuing Lender or each Swingline Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or a Swingline Lender, as applicable) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.7 (subject to the terms of Section 2.18) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or any other Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 8 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

10.4                        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5                        Payment of Expenses; Indemnification.  Except with respect to Taxes, which shall be governed by Section 2.20, the Borrower agrees (a) to pay or reimburse each Agent, each Joint Bookrunner, each Syndication Agent, each Documentation Agent and the Joint Lead Arrangers for all their respective reasonable, documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Agents (including one primary counsel and such local counsel as the Agents may reasonably require in connection with collateral matters, but no more than one counsel in any jurisdiction) in connection with all of the foregoing, (b) to pay or reimburse each Lender, each Issuing Lender, the Agents, Joint Bookrunners, Syndication Agents, Documentation Agent and the Joint Lead Arrangers for all their documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender, each Issuing Lender and the Agents for, and hold each Lender, each Issuing Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify or reimburse each Lender, each Agent, each Joint Bookrunner, each Syndication Agent, each Documentation Agent and each Joint Lead Arranger and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against Holdings or the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates or shareholders); provided that neither Holdings nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, material breach of the Loan Documents by, such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons or any dispute among the indemnified persons (other than any dispute involving any Agent or Arranger in is capacity as such).  All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Obligations.

10.6                        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign (other than to a Defaulting Lender or any Disqualified Institution without the consent of the Borrower or to any natural person) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Borrower; provided that (i) no consent of the Borrower shall be required for an assignment of (x) Term Loans or New Term Loans to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), and (y) Revolving Loans to a Revolving Lender (other than a Defaulting Lender), or, in each case, if an Event of Default under Sections 8(a) or 8(f) has occurred and is continuing, any other Person and (ii) a consent under this clause (A) shall be deemed given if the Borrower shall not have objected in writing to the proposed assignment within ten Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(B)                               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or of a Revolving Loan to a Revolving Lender; and

(C)                               in the case of an assignment under a Revolving Facility, each Issuing Lender and Swingline Lender for such Facility.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than (x) $5,000,000, in the case of a Revolving Facility or (y) $1,000,000, in the case of each other Facility, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii)                                Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                               The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Holdings, the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent manifest error for such purposes), notwithstanding notice to the contrary.  The Register shall be available for inspection by Holdings, the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations (other than to a Defaulting Lender or any Disqualified Institution without the consent of the Borrower or to any natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, including for purposes of the definition of Excluded Taxes.

(ii)                                   A Participant shall not be entitled to receive any greater payment under Sections 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts or such greater payment results from a change in applicable law following the sale of the participation to such Participant.  No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d) or (e), as (and to the extent) applicable, as if such Participant were a Lender.

(iii)                                Each Lender that sells a participation pursuant to this Section 10.6, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain a register comparable to the Register on which it enters the name and address of each Participant and the economic interests of each Participant in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments, Loans and/or Letters of Credit owing to it) (the “Participant Register”).  The entries in the Participant Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)                                 Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)                                   Notwithstanding anything to the contrary contained herein, except as provided in Sections 10.6(g) and 10.6(h), neither Holdings nor any Affiliate of Holdings may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Loans hereunder (and any such attempted acquisition shall be null and void).

(g)                                  So long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Term Lender of any Class shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans or New Term Loans of such Class on a non-pro rata basis to Holdings or any of its Subsidiaries, subject to the following limitations:

(i)                                     Holdings or any of its Subsidiaries may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans or New Term Loans of any Class, provided that, (A) the Auction shall be made to Term Lenders of such Class on a pro rata basis in accordance with their Term Percentages or New Tranche Term Percentages, as the case may be, and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.6(g) and the procedures set forth on Exhibit J hereto and are otherwise reasonably acceptable to the Borrower and the Administrative Agent;

(ii)                                  With respect to all repurchases made by Holdings or any of its Subsidiaries pursuant to this Section 10.6(g), (A) Holdings or the applicable Subsidiary shall deliver to the Auction Manager a certificate of a Responsible Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) it affirms the No Undisclosed Information Representation, (B) Holdings or the applicable Subsidiary shall not use the proceeds of any Revolving Loans to acquire such Term Loans or New Term Loans and (C) the assigning Lender and Holdings or the applicable Subsidiary shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement in lieu of an Assignment and Assumption; and

(iii)                               Following repurchase by Holdings or any of its Subsidiaries pursuant to this Section 10.6(g), the Term Loans or New Term Loans of any Class so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Holdings or any of its Subsidiaries), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document.  In connection with any Term Loans or New Term Loans of any Class, repurchased and cancelled pursuant to this Section 10.6(g), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(h)                                 Each Term Lender of any Class shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans or New Term Loans of such Class on a non-pro rata basis to any Other Affiliate (including any Debt Fund Affiliate), subject to the following limitations:

(i)                                     Such assignment is made pursuant to an open market purchase;

(ii)                                  The assigning Lender and Other Affiliate purchasing such Lender’s Term Loans or New Term Loans shall execute and deliver to the Administrative Agent an Affiliate Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(iii)                               After giving effect to such assignment, Other Affiliates (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans or New Term Loans with an aggregate principal amount in excess of 20% of the principal amount of all Loans then outstanding; and

(iv)                              Such Other Affiliate shall at the time of such assignment affirm the No Undisclosed Information Representation and shall at all times thereafter be subject to the voting restrictions specified in Section 10.1.

(i)                                     Notwithstanding anything to the contrary contained herein, no Affiliate Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.

10.7                        Adjustments; Set-off.  (a)  Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c)                                  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

10.8                        Counterparts, Electronic Execution.

(a)                                 This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement or Lender Addendum by facsimile or electronic (i.e., ‘pdf”) transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)                                 The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

10.9                        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10                 Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12                 Submission To Jurisdiction; Waivers.  Each party to this Agreement hereby irrevocably and unconditionally:

(a)                                 submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13                 Judgment Currency.  This is an international loan transaction in which the specification of Dollars or any Agreed Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency.  The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

10.14                 Acknowledgments

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent, any Issuing Lender, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any Issuing Lender, any Swingline Lender or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.15                 Confidentiality.  The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of Holdings or any of its affiliates, whether in writing, orally, by observation or otherwise and whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”).  Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential

Information with no less than adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees, counsel, trustees and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes, (2) to prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) upon the request or demand of any Governmental Authority having jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (5) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (6) that has been publicly disclosed other than in breach of this Section 10.15 or has become available to the Administrative Agent or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Holdings or any of its affiliates that has been publicly disclosed other than in breach of this Section 10.15 or has become available to the Administrative Agent or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Holdings or any of its affiliates that, to the knowledge of the Admin Agent or any Lender or their respective affiliates, is not subject to confidentiality obligations owing to Holdings or any of its Affiliates, (7) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (8) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents or (9) with the consent of the Borrower.  Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to Holdings and (ii) Holdings has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement.

10.16                 Release of Collateral and Guarantee Obligations; Subordination of Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Holdings in connection with any Disposition of Property permitted by the Loan Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement, any documentation in respect of Cash Management Obligations or contingent or indemnification obligations not then due) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.  Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to Holdings or any of its Restricted Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of.

(b)                                 Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement or Cash Management Obligations and (y) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or backstopped, upon request of Holdings or the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Cash Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or Cash Management Obligations or contingent or indemnification obligations not then due.  Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)                                  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Holdings in connection with any Liens permitted by the Loan Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.3.

10.17                 Accounting Changes.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdings and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Holdings, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.18                 WAIVERS OF JURY TRIAL.  EACH OF HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19                 USA PATRIOT ACT.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

10.20                 Delivery of Lender Addenda.  Each initial Lender (other than any Lender whose name appears on the signature pages to this Agreement) shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender

10.21                 Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

WESCO AIRCRAFT HARDWARE CORP.

By:	/s/ Gregory A. Hann
Name:	Gregory A. Hann
Title:	Chief Financial Officer

HOLDINGS:

WESCO AIRCRAFT HOLDINGS, INC.

By:	/s/ Gregory A. Hann
Name:	Gregory A. Hann
Title:	Chief Financial Officer

BARCLAYS BANK PLC, as Joint Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent, Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

Wesco - Credit Agreement

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Matthew Tugwell
Name:	Matthew Tugwell
Title:	Vice President

Wesco - Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Frank Byme
Name:	Frank Byme
Title:	Vice President

Wesco - Credit Agreement

J.P. MORGAN SECURITIES LLC, as a Joint Bookrunner

By:	/s/ Hyun Chang
Name:	Hyun Chang
Title:	Vice President

Wesco - Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Matthew H. Massie
Name:	Matthew H. Massie
Title:	Managing Director

Wesco - Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as a Joint Bookrunner

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

Wesco - Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Wesco - Credit Agreement

ROYAL BANK OF CANADA, as a Joint Bookrunner and a Lender

By:	/s/ James Parisi
Name:	James Parisi
Title:	Authorized Signatory

Wesco - Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as a Joint Bookrunner and a Lender

By:	/s/ Shuji Yabe
Name:	Shuji Yabe
Title:	Managing Director

Wesco - Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Joint Bookrunner and a Lender

By:	/s/ Marcel Fournier
Name:	Marcel Fournier
Title:	Vice President

Wesco - Credit Agreement

UNION BANK, N.A., as a Joint Bookrunner and a Lender

By:	/s/ David J. Stassel
Name:	David J. Stassel
Title:	Vice President

Wesco - Credit Agreement

Compass Bank, as a Lender

By:	/s/ Erik Velastegui
Name:	Erik Velastegui
Title:	Senior Vice President

Wesco - Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Berry
Name:	John Berry
Title:	Vice President

Wesco - Credit Agreement

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Alexander L. Rody
Name:	Alexander L. Rody
Title:	Senior Vice President

Wesco - Credit Agreement

BANK OF THE WEST, as a Lender

By:	/s/ M. Scott Nicholson
Name:	M. Scott Nicholson
Title:	Vice President

Wesco - Credit Agreement

HSBC Bank USA, N.A., as a Lender

By:	/s/ Hans Y. Lin
Name:	Hans Y. Lin
Title:	Senior Vice President

Wesco - Credit Agreement

FIRST COMMERCIAL BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Jason Lee
Name:	Jason Lee
Title:	VP & General Manager

Wesco - Credit Agreement

ONE WEST BANK, as a Lender

By:	/s/John Farrace
Name:	John Farrace
Title:	EVP

Wesco - Credit Agreement

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Mr. Mingqiang Bi
Name:	Mr. Mingqiang Bi
Title:	General Manager

Wesco - Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Don R. Carruth
Name:	Don R. Carruth
Title:	Vice President

Wesco - Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Liam N. Golightley
Name:	Liam N. Golightley
Title:	Assistant Vice President

Wesco - Credit Agreement

City National Bank, as a Lender

By:	/s/ Jeanine Smith
Name:	Jeanine Smith
Title:	Vice President

Wesco - Credit Agreement

CATHAY BANK, as a Lender

By:	/s/ Nancy A. Moore
Name:	Nancy A. Moore
Title:	Senior Vice President

Wesco - Credit Agreement

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Eric Y.S. Tsai
Name:	Eric Y.S. Tsai
Title:	V.P. & General Manager

Wesco - Credit Agreement

Land Bank of Taiwan, New York Branch, as a Lender

By:	/s/ Henry Leu
Name:	Henry Leu
Title:	SVP & General Manager

Wesco - Credit Agreement

STIFEL BANK & TRUST, as a Lender

By:	/s/ John H. Phillips
Name:	John H. Phillips
Title:	Executive Vice President

Wesco - Credit Agreement

Taiwan Cooperative Bank Los Angeles Branch, as a Lender

By:	/s/ Li-Hua Huang
Name:	Li-Hua Huang
Title:	VP & GM

Wesco - Credit Agreement

Hua Nan Commercial Bank Ltd., Los Angeles Branch, as a Lender

By:	/s/ Ding Jong Chen
Name:	Ding Jong Chen
Title:	VP & General Manager

Wesco - Credit Agreement

MANUFACTURERS BANK, as a Lender

By:	/s/ Sandy Lee
Name:	Sandy Lee
Title:	Vice President

Wesco - Credit Agreement

THE BANK OF EAST ASIA, LIMITED, LOS ANGELES BRANCH, as a Lender

By:	/s/ Chong Tan
Name:	Chong Tan
Title:	VP & Credit Manager

By:	/s/ Victor Li
Name:	Victor Li
Title:	General Manager

Wesco - Credit Agreement

CITIZENS BANK & TRUST COMPANY, as a Lender

By:	/s/ Jeffrey D. Murphy
Name:	Jeffrey D. Murphy
Title:	Commercial Banker

Wesco - Credit Agreement

E.Sun Commercial Bank, Ltd., Los Angeles Branch, as a Lender

By:	/s/ Edward Chen
Name:	Edward Chen
Title:	VP & General Manager

Wesco - Credit Agreement

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[Separately Attached]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 6.2 of the Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated  and Barclays Bank PLC, as Joint Lead Arrangers, and the other agents and financial institutions party thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.                                      At the end of the accounting period, for the accounting period ended                   , covered by the financial statements attached hereto as Attachment 1, Holdings has no knowledge of any Default or Event of Default[, except as set forth below].

2.                                      Attached hereto as Attachment 2 are information and calculations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

[3.                                  Include description of any new Subsidiary, any change in jurisdiction of organization of any Loan Party and a listing of any material United States Intellectual Property filings by any Loan Party, to the extent not previously disclosed to the Administrative Agent.]

IN WITNESS WHEREOF, Holdings has caused this Certificate to be executed as of this            day of         , 201  .

WESCO AIRCRAFT HOLDINGS, INC.

By:
Name:
Title:

Attachment 1

to Compliance Certificate

[Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein is as of             , 201  , and pertains to the period from                   , 201   to                      , 201   .

[Covenant Calculations]

EXHIBIT C

FORM OF CLOSING CERTIFICATE

Pursuant to section 5.1(e) of the Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers, and the other agents and financial institutions party thereto, the undersigned [Insert name of officer], [Insert title of officer] of                            (the “Company”), hereby certifies on behalf of the Company as follows:

1.                                      The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party or that are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date hereof with the same effect as if made on the date hereof, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects) as of such earlier date.

2.                                                                                         is the duly elected and qualified Secretary of the Company, and the signature set forth for such officer below is such officer’s true and genuine signature.

3.                                      No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans and other extensions of credit to be made on the date hereof.

The undersigned Secretary of the Company hereby certifies as follows:

1.                                      Attached hereto as Annex 1 is a true and complete copy of a Certificate of Good Standing or the equivalent from the Company’s jurisdiction of organization dated as of a recent date prior to the date hereof.

2.                                      Attached hereto as Annex 2 is a true and complete copy of [resolutions] [the unanimous written consent] duly adopted by the Board of Directors of the Company on                        , 2012, such [resolutions have] [written consent has] not in any way been amended, modified, revoked or rescinded, have been in full force and effect since [their][its] adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

3.                                      Attached hereto as Annex 3 is a true and correct copy of the Bylaws/Memorandum of Association of the Company as in effect on the date hereof.

4.                                      Attached hereto as Annex 4 is a true and complete certified copy of the Certificate of Incorporation/Association of the Company, along with any amendments, restatements, or modifications thereto (collectively, the “Charter Documents”), and, except as attached as Annex 4 hereto, such Charter Documents have not been amended, repealed, modified or restated.

5.                                      The persons listed on Schedule I hereto are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names on Schedule I hereto, and the signatures appearing opposite their respective names on Schedule I hereto are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party.

6.                                      Latham & Watkins LLP may rely on this certificate in rendering its opinion.

IN WITNESS WHEREOF, the undersigned have hereunto set their names as of the date set forth below.

Name:	Name:
Title:	Title:

Date:                  December 7, 2012

Schedule I

to Closing Certificate

NAME	OFFICE	SIGNATURE

Annex 1

to Closing Certificate

[Certificate of Good Standing]

Annex 2

to Closing Certificate

[Board Resolutions/Unanimous Written Consent]

Annex 3

to Closing Certificate

[Bylaws/Memorandum of Association]

Annex 4

to Closing Certificate

[Charter Documents]

EXHIBIT D

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent (as identified below) as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower:	Wesco Aircraft Hardware Corp.

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement (in such capacity, the “Administrative Agent”)

5.	Credit Agreement:

Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent, Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers, and the other agents and financial institutions party

(1)  Select as applicable.

thereto.

6.                                      Assigned Interest:

Facility Assigned(2)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By
Title:

(2)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan,” and “Revolving Commitment”)

(3)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and](4) Accepted:

BARCLAYS BANK PLC,
as Administrative Agent

By
Title:

[Consented to:

WESCO AIRCRAFT HARDWARE CORP.

By
Title:

BARCLAYS BANK PLC,
as Issuing Lender

By
Title:

BARCLAYS BANK PLC,
as Swingline Lender

By
Title:](5)

(4)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5)  To be added only if the consent of the Borrower, the Issuing Lender or the Swingline Lender, as applicable, is required by the terms of the Credit Agreement and, in the case of the Borrower, has not been deemed to have been given under the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit 1

to Assignment and Assumption

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

This Lender Affiliate Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent (as identified below) as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is not a Debt Fund Affiliate]

3.	Borrower:	Wesco Aircraft Hardware Corp.

4.	Administrative Agent:	BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement (in such capacity, the “Administrative Agent”)

5.	Credit Agreement:

Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent, Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint

Lead Arrangers, and the other agents and financial institutions party thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Loans for all Lenders*	Amount of Loans Assigned*	Percentage Assigned of Loans
[Term Loans][New Term Loans]	$	$	%
	$	$	%
	$	$	%

7.	Trade Date:

8.	Effective Date:	, 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BARCLAYS BANK PLC, as
  Administrative Agent

By:
Title:

ANNEX 1 TO AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.         Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Other Affiliate, (iii) this Assignment and Assumption is being made pursuant to an open market purchase, (iv) no Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Assignment and Assumption, (v) after giving effect to this Assignment and Assumption, the aggregate principal amount of all Term Loans and New Term Loans held by all Other Affiliates (other than Debt Fund Affiliates) constitutes no more than 20% of the aggregate principal amount of all Loans then outstanding, (vi) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (viii) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (ix) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (c) hereby affirms the No Undisclosed Information Representation and (d) shall at all times be subject to the voting restrictions set forth in Section 10.1 of the Credit Agreement.  For the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliate Lender.  The Assignee further acknowledges and agrees that it shall not have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers, and the other agents and financial institutions party thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                                        (the “Non-US Lender”) is providing this certificate pursuant to Section 2.20(d) of the Credit Agreement.  The Non-US Lender hereby represents and warrants that:

1.             The Non-US Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.             The Non-US Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code.  In this regard, the Non-US Lender further represents and warrants that:

(a)           the Non-US Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)           the Non-US Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.             The Non-US Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4.             The Non-US Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-US LENDER]

By:
Name:
Title:

Date:

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

Pursuant to Section 5.1(c) of the Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers, and the other agents and financial institutions party thereto, the undersigned hereby certifies that he is the duly elected and acting Chief Financial Officer of Holdings and that as such he is authorized to execute and deliver this Solvency Certificate on behalf of Holdings.

Holdings further certifies that Holdings and its Restricted Subsidiaries, on a consolidated basis, are Solvent after giving effect to the initial extensions of credit to be made on the Closing Date.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Solvency Certificate to be executed as of this 7 day of December, 2012.

WESCO AIRCRAFT HOLDINGS, INC.

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT H

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [                        , 201    ] (the “Joinder Agreement” or this “Agreement”), by and among [NEW LENDERS] (each, a “New Lender” and, collectively, the “New Lenders”), WESCO AIRCRAFT HOLDINGS, INC. (“Holdings”), WESCO AIRCRAFT HARDWARE CORP., a California corporation (the “Borrower”), and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers, and the other agents and financial institutions party thereto (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New Term Loan Commitments or increase Dollar Revolving Commitments by, among other things, entering into one or more Joinder Agreements with New Lenders;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

I.             Each New Lender party hereto hereby agrees to commit to provide its New Term Loan Commitment or Dollar Revolving Commitments, as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

II.            Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any other New Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and/or the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a New Lender.

III.          Each New Lender hereby agrees to make its respective Commitment on the following terms and conditions:

1.             Applicable Margin. The Applicable Margin for each New Term Loan shall mean, as of any date of determination, a percentage per annum as set forth below:

[INSERT PRICING]

2.             Principal Payments.  The Borrower shall make principal payments on the New Term Loan in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

3.             Voluntary and Mandatory Prepayments.  Scheduled installments of principal of the New Term Loans set forth above shall be reduced in connection with any optional [or mandatory] prepayments of the New Term Loans in accordance with Section[s] 2.11 [and 2.12] of the Credit Agreement respectively.

4.           Proposed Borrowing.  This Agreement represents the Borrower’s request to borrow New Term Loans or increase Dollar Revolving Commitments from the New Lenders as follows (the “Proposed Borrowing”):

SECTION 1. Business Day of Proposed Borrowing:                            ,

SECTION 2. Amount of Proposed Borrowing:  $

SECTION 3. Interest rate option:

a.             ABR Loan(s)

b.             Eurocurrency Loan(s) with an initial Interest Period of        months

SECTION 4. Class of Loans: [New Term Loans][Dollar Revolving Commitments](1)

5.             [New Lenders.  Each New Lender acknowledges and agrees that upon its execution of this Agreement and the making of New Term Loans or Dollar Revolving Loans, such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.](2)

6.             Credit Agreement Governs.  Except as set forth in this Agreement, the New Term Loans and/or the Dollar Revolving Loans, as applicable, shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

7.             Holdings’ Certifications.  By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and Holdings hereby certify that:

i.              The representations and warranties in or pursuant to the Loan Documents are true and correct in all material respects (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except to the extent already qualified by materiality, in which case, such representations and warranties were true and correct in all respects) on and as of such earlier date;

ii.             No Default or Event of Default has occurred and is continuing as of the date hereof after giving effect to the proposed Borrowing contemplated hereby; and

8.             Notice.  For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.

9.             Non-US Lenders.  For each New Lender that is a Non-US Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Lender may be required to deliver to Administrative Agent pursuant to subsection 2.20(d) of the Credit Agreement.

10.          Recordation of the New Loans.  Upon execution and delivery hereof, the Administrative Agent will record the New Loans made by each New Lender in the Register.

11.          Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except as provided by Section 10.1 of the Credit Agreement.

12.          Entire Agreement.  This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter

(1)  If the Borrowing is made pursuant to the Ratio-Based Incremental Facility, attach a reasonably detailed calculation showing compliance with the required Consolidated Total Leverage Ratio level.

(2)  Insert bracketed language if the lending institution is not already a Lender.

hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

13.          GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

14.          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

15.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [                              ,           ].

[NAME OF NEW LENDER]

By:

Name:
Title:
Notice Address: Attention: Telephone: Facsimile:

WESCO AIRCRAFT HOLDINGS, INC.

By:

Name:
Title:

WESCO AIRCRAFT HARDWARE CORP.

By:

Name:
Title:

Consented to by:

BARCLAYS BANK PLC, as Administrative Agent

By:

Name:
Title:

SCHEDULE A
TO JOINDER AGREEMENT

Name of New Lender	Type of Commitment	Amount
[ ]	[New Term Loan] [Dollar Revolving] Commitment	$

EXHIBIT I

FORM OF LENDER ADDENDUM

Reference is made to the Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers, and the other agents and financial institutions party thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.20 of the Credit Agreement, the undersigned hereby becomes a Lender under the Credit Agreement having the Commitments set forth beneath its signature hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this 7th day of December, 2012.

[INSERT LENDER NAME]

By:
Name:
Title:

[Revolving] [Term Loan] Commitment: $

EXHIBIT J

AUCTION PROCEDURES

This outline of auction procedures (the “Auction Procedures”) is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 10.6(g) of the Credit Agreement, of which this Exhibit J is a part.  It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”).  None of the Administrative Agent, the Auction Manager and any other Agent, or any of their respective affiliates, makes any recommendation pursuant to the Offer Documents as to whether or not any Term Lender of any Class should sell its Term Loans or New Term Loans of any Class to Holdings or any of its Subsidiaries pursuant to the Offer Documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent (or any of their affiliates) in its capacity as a Term Lender or New Term Lender be deemed to constitute such a recommendation.  Each Term Lender should make its own decision on whether to sell any of its Term Loans or New Term Loans, as applicable, and, if it decides to do so, the principal amount of and price to be sought for such Term Loans or New Term Loans, as applicable.  In addition, each Term Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents.  Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

Summary.  Holdings or any of its Subsidiaries may conduct one or more modified Dutch auctions in order to purchase all or any portion of the Term Loans or New Term Loans of any Class (each, an “Auction”) pursuant to the procedures described herein.

Notice Procedures.  In connection with each Auction, Holdings or the applicable Subsidiary will provide notification to the Auction Manager (for distribution to the Term Lenders of the applicable Class) of the Term Loans or New Term Loans that will be the subject of the Auction (an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal amount of Term Loans or New Term Loans of the applicable Class Holdings or the applicable Subsidiary is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $20,000,000 or an integral multiple of $1,000,000 in excess of thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which Holdings or the applicable Subsidiary would be willing to purchase Term Loans or New Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding three Business Days upon notice by Holdings or the applicable Subsidiary to the Auction Manager received not less than 24 hours before the original Expiration Time.  An Auction shall be regarded as a “Failed Auction” in the event that either (x) Holdings or the applicable Subsidiary withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a Failed Auction, Holdings or the applicable Subsidiary shall not be permitted to deliver a new Auction Notice prior to the date occurring [five (5)] Business Days after such withdrawal or Expiration Time, as the case may be.

Reply Procedures.  In connection with any Auction, each Term Lender holding Term Loans or New Term Loans of the applicable Class wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation (the “Return Bid”, in the form included in the Offer Document), which shall specify (i) a discount to par expressed as a price per $1,000 (in increments of $5) of Term Loans or New Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans or New Term Loans of such Class, in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, that such Term Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that such Term Lender may submit a Reply Amount that is less than the minimum amount and/or incremental amount requirements described above only if the Reply Amount comprises the entire amount of Term Loans or New Term Loans of the applicable Class held by such Term Lender.  Each Term Lender of the applicable Class may only submit one Return Bid per Auction.  In addition to the Return Bid, the participating Term Lender must execute and deliver, to be held by the Auction Manager, an Affiliate Assignment Agreement.  Neither Holdings nor any of its Subsidiary will purchase any Term Loans or New Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures.  Based on Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with Holdings or the applicable Subsidiary, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow Holdings or the applicable Subsidiary to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans or New Term Loans of the applicable Class for which Holdings or the applicable Subsidiary has received Qualifying Bids (as defined below)).  Holdings or the applicable Subsidiary shall purchase Term Loans or New Term Loans of the applicable Class from each Term Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans or New Term Loans of the applicable Class included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration.

Proration Procedures.  All Term Loans or New Term Loans offered in Return Bids constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans or New Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans or New Term Loans to be purchased below the Applicable Threshold Price), Holdings or the applicable Subsidiary shall purchase the Term Loans or New Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on such Term Lenders’ Term Percentages or New Tranche Term Percentages, as the case may and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.

Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due.  The Auction Manager will insert the principal amount of Term Loans or New Term Loans of the applicable Class to be assigned and the applicable settlement date into each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid.  Upon request of the submitting Term Lender, the Auction Manager will promptly return any Affiliate Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures.  Once initiated by an Auction Notice, Holdings or the applicable Subsidiary may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager.  Furthermore, in connection with any Auction, upon submission by a Term Lender of a Return Bid, such Term Lender will not have any withdrawal rights. Any Return Bid delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Term Lender.  However, an Auction may become void if the conditions to the purchase of Term Loans or New Term Loans by Holdings or the applicable Subsidiary required by the terms and conditions of Section 10.6(g)(iii) of the Credit Agreement are not met.  The purchase price in respect of each Auction shall be paid by Holdings or the applicable Subsidiary directly to the respective assigning Term Lender on a settlement date as determined by the Auction Manager in consultation with Holdings or the applicable Subsidiary (which shall be no later than ten (10) Business Days or such longer period as may be agreed after the date Return Bids are due).  Holdings or the applicable Subsidiary shall execute each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans or New Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with Holdings or the applicable Subsidiary, which determination will be final and binding.  The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with Holdings or the applicable Subsidiary, will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning Holdings or any of its Subsidiaries, each other Loan Party, or any of their affiliates (whether contained in the Offer Documents or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Exhibit J shall not require Holdings or any of its Subsidiaries to initiate any Auction.

EXHIBIT K-1

NOTICE OF TERM LOAN BORROWING

December 7, 2012

Barclays Bank PLC,

as Administrative Agent for the

Term Lenders party to the Credit Agreement

referred to below

Attention:

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers, and the other agents and financial institutions party thereto.  Terms defined in the Credit Agreement are used herein as defined therein.

The undersigned hereby requests a Term Loan borrowing under the Credit Agreement (the “Proposed Borrowing”), as follows:

(1)                                 The Business Day of the Proposed Borrowing is December 7, 2012.

(2)                                 The Proposed Borrowing is to be comprised of [ABR Loans][Eurocurrency Loans, having an Interest Period of [    ] months duration].

(3)                                 The aggregate amount of the Proposed Borrowing is [$               of Term Loans].

(4)                                 The account of the undersigned to which the proceeds of the Proposed Borrowing are to be made available is as follows:

Bank Name:

Bank Address:

ABA Number:

Account Number:

Attention:

Reference:

The undersigned hereby represents and warrants that, as of the date of this Notice of Borrowing and the date of the Proposed Borrowing, (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects), in each case except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects) as of such earlier date and (ii) at the time of and immediately after giving effect to such Proposed Borrowing no Default or Event of Default shall have occurred and be continuing.

Very truly yours,

WESCO AIRCRAFT HARDWARE CORP.

By:
Name:
Title:

EXHIBIT K-2

NOTICE OF REVOLVING BORROWING

[                ], 201[   ]

Barclays Bank PLC,

as Administrative Agent for the

Revolving Lenders party to the Credit Agreement

referred to below

Attention:

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers, and the other agents and financial institutions party thereto.  Terms defined in the Credit Agreement are used herein as defined therein.

The undersigned hereby requests a Borrowing under the Credit Agreement (the “Proposed Borrowing”), as follows:

(1)                                 The Business Day of the Proposed Borrowing is                            , 201 .

(2)                                 The Currency of the Proposed Borrowing is                       .

(3)                                 The Proposed Borrowing is to be comprised of [ABR Loans] [Eurocurrency Loans with an Interest Period of [              ] months’ duration].

(4)                                 The aggregate amount of the Proposed Borrowing is [U.S. $                     of Dollar Revolving Loans] [and] [[U.S. $]                    (8) of Multicurrency Revolving Loans].

(5)                                 The account of the undersigned to which the proceeds of the Proposed Borrowing are to be made available is as follows:

Bank Name:

Bank Address:

ABA Number:

Account Number:

Attention:

Reference:

The undersigned hereby represents and warrants that, as of the date of this Notice of Borrowing and the date of the Proposed Borrowing (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case, such representations and warranties

(8)  Insert currency:  Dollars, Pounds Sterling, Canadian Dollars or Euros.

shall be true and correct in all respects), in each case except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case, such representations and warranties shall be true and correct in all respects) as of such earlier date; and (ii) at the time of and immediately after giving effect to such Proposed Borrowing, no Default or Event of Default has occurred and is continuing.

Very truly yours,

WESCO AIRCRAFT HARDWARE CORP.

By:
Name:
Title:

EXHIBIT L

FORM OF PREPAYMENT OPTION NOTICE

New Term Lender party to the Credit Agreement

Referred to below

Attention of

Telecopy No.

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers, and the other agents and financial institutions party thereto.  Terms defined in the Credit Agreement are used herein as defined therein.

The Administrative Agent hereby gives notice of an offer of prepayment made by the Borrower pursuant to Section 2.12(f) of the Credit Agreement in the Prepayment Amount for the New Term Loans.  Amounts applied to prepay the [name of Tranche of New Term Loans] shall be applied pro rata to the [name of Tranche of New Term Loans] held by you.  The portion of the Prepayment Amount to be allocated to the [name of Tranche of New Term Loans] held by you and the date on which such prepayment will be made to you (should you elect to receive such prepayment) are set forth below:

(A)                               Total Prepayment Amount for the

New Term Loans:

(B)                               Portion of Prepayment Amount for the

New Term Loans

to be received by you:

(C)                               Prepayment Date (10 Business Days after the
date of this Prepayment Option Notice)

(the “Mandatory Prepayment Date”):

IF YOU DO NOT WISH TO RECEIVE ALL OF THE PREPAYMENT AMOUNT FOR THE [NAME OF TRANCHE OF NEW TERM LOANS] TO BE ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE, please sign this notice in the space provided below and indicate the percentage of the Prepayment Amount for the New Term Loans otherwise payable that you do not wish to receive.  Please return this notice as so completed via telecopy to the attention of the Administrative Agent at [                        ] no later than 5:00 pm, New York City time, one Business Day after receipt of this notice, at Telecopy No. [                      ].

IF YOU DO NOT RETURN THIS NOTICE YOU WILL RECEIVE 100% OF THE PREPAYMENT AMOUNT FOR THE [NAME OF TRANCHE OF NEW TERM LOANS] ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE.

[signature page follows]

BARCLAYS BANK PLC,
as Administrative Agent and as Collateral
Agent

By:
Name:
Title:

NAME OF NEW TERM LENDER:

By:
Name:
Title:

Percentage of Prepayment Amount
Declined: %

EXHIBIT M

NOTICE OF CONTINUATION/CONVERSION

[                ], 201

Barclays Bank PLC,

as Administrative Agent for the

Lenders party to the Credit Agreement

referred to below

Attention:

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of December 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wesco Aircraft Holdings, Inc. (“Holdings”), Wesco Aircraft Hardware Corp., as the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Joint Lead Arrangers, and the other agents and financial institutions party thereto.  Terms defined in the Credit Agreement are used herein as defined therein.

Pursuant to Section 2.13 of the Credit Agreement, the Borrower hereby requests the continuation or conversion of Loans under the Credit Agreement as follows:

1.  Term Loans:

$[ , , ]	Eurocurrency Loans to be continued with Interest Period of [ ] month(s)

$[ , , ]	ABR Loans to be converted to Eurocurrency Loans with Interest Period of [ ] month(s)

$[ , , ]	Eurocurrency Loans to be converted to ABR Loans

2. Dollar Revolving Loans:

$[ , , ]	Eurocurrency Loans to be continued with Interest Period of [ ] month(s)

$[ , , ]	ABR Loans to be converted to Eurocurrency Loans with Interest Period of month(s)

$[ , , ]	Eurocurrency Loans to be converted to ABR Loans

The Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Very truly yours,

WESCO AIRCRAFT HARDWARE INC.

By:
Name:
Title: